Exhibit (a)(1)(i)
OFFERING CIRCULAR

MERCER INTERNATIONAL INC.

OFFER TO EXCHANGE
UP TO $23,625,000 AGGREGATE PRINCIPAL AMOUNT OF
8.5% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2010
(CUSIP NOS. U58839AA6, 588056AG6 and 588056AF8)

Upon the terms and subject to the conditions set forth in this Offering Circular (the “Offering Circular”) and the accompanying Letter of Transmittal (the “Letter of Transmittal”), we are offering to exchange (the “Exchange Offer”) up to $23,625,000 aggregate principal amount of our outstanding 8.5% Convertible Senior Subordinated Notes due 2010 (the “Old Notes”). If more than $23,625,000 aggregate principal amount of Old Notes are tendered, we will accept tender from each tendering holder of the Old Notes on a pro rata basis. For each $1,000 principal amount of the Old Notes, we are offering to exchange an amount of our new 8.5% Convertible Senior Subordinated Notes due 2012 (the “New Notes”) equal to $1,000 principal amount plus accrued and unpaid interest on the $1,000 principal amount of Old Notes to and including December 9, 2009, which amount is approximately $12.75 (the “Accrued and Unpaid Interest”). The Accrued and Unpaid Interest will be rounded up to the nearest whole dollar. The New Notes will accrue interest from December 10, 2009.

In accordance with Securities and Exchange Commission (“SEC”) rules, we reserve the right, in our sole discretion, to increase the principal amount of Old Notes sought by an amount not exceeding 2% of the outstanding principal amount of the Old Notes without amending or extending the Exchange Offer.

The terms of the New Notes are substantially the same as the terms of the Old Notes except for certain material differences, including the following:

•	Maturity Date: The maturity date of the New Notes will be January 15, 2012, which is approximately 15 months later than the October 15, 2010 maturity date of the Old Notes. Similar to the Old Notes, the maturity date of the New Notes will be subject to earlier repurchase by us at your option in the event of a change of control.

•	Optional Redemption: The New Notes will be redeemable at our option in whole or in part on or after July 15, 2011. The Old Notes have been redeemable at our option in whole or in part since October 15, 2008.

•	Conversion Rights: The New Notes will be convertible into our common stock at a conversion price of $3.30 per share of common stock (equivalent to a conversion rate of approximately 303 shares per $1,000 principal amount of New Notes). The Old Notes are convertible into our common stock at a conversion price of $7.75 per share of common stock (equivalent to a conversion rate of approximately 129 shares per $1,000 principal amount of Old Notes).

The Exchange Offer will expire at 5:00 p.m., New York City time, on January 21, 2010 (the “Expiration Date”), unless extended or earlier terminated by us. You must validly tender your Old Notes for exchange in the Exchange Offer on or prior to the Expiration Date to receive the New Notes. You should carefully review the procedures for tendering Old Notes beginning on page 24 of this Offering Circular. You may withdraw Old Notes tendered in the Exchange Offer at any time prior to 5:00 p.m. New York City time on the Expiration Date. The settlement date in respect of the Old Notes validly tendered and accepted for exchange prior to the Expiration Date is expected to be promptly following the Expiration Date and is anticipated to be January 26, 2010 (the “Settlement Date”).

The Exchange Offer is subject to the customary conditions discussed under “Terms of the Exchange Offer — Conditions of the Exchange Offer”. The Exchange Offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered.

As at December 18, 2009, an aggregate of $24,005,000 principal amount of Old Notes, convertible into approximately 3,097,419 shares of our common stock, was outstanding. The Old Notes are not listed for trading on any national securities exchange. Our common stock is traded on the NASDAQ Global Market under the symbol “MERC” and listed in U.S. dollars on the Toronto Stock Exchange under the symbol “MRI.U”. The closing price of our common stock on the NASDAQ Global Market on December 17, 2009, was $2.46 per share.

We urge you to carefully read the “Risk Factors” section of this Offering Circular beginning on page 13 before you make any decision regarding the Exchange Offer.

You must make your own decision whether to tender Old Notes in the Exchange Offer, and, if so, the amount of Old Notes to tender. Neither we, the information agent, the exchange agent nor any other person is making any recommendation as to whether or not you should tender your Old Notes for exchange in the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or these securities or determined if this Offering Circular is truthful or complete. Any representation to the contrary is a criminal offense.

The exchange agent for this offer is Wells Fargo Bank, National Association and the information agent is Georgeson Inc.

THE DATE OF THIS OFFERING CIRCULAR IS DECEMBER 18, 2009

You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different. You should assume that the information contained or incorporated by reference in this Offering Circular is accurate only as of the date of this Offering Circular or the date of the document incorporated by reference, as applicable. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference herein may constitute “forward-looking statements”. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those set forth in “Item 1A — Risk Factors” and “Item 7 — Management’s Discussion of and Analysis of Financial Condition and Results of Operations — Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated herein by reference.

We cannot be certain that any expectations, forecasts, or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance. Except as required by law, we assume no responsibility to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

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AVAILABLE INFORMATION

We currently file reports and other information with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such reports and other information (including the documents incorporated by reference into this Offering Circular) may be inspected and copied at the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its Washington address. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy statements and other information regarding companies like Mercer that file electronically with the SEC.

Copies of the materials referred to in the preceding paragraph, as well as copies of this Offering Circular and any current amendment or supplement to the Exchange Offer, may also be obtained from the information agent at its address set forth on the back cover of this Offering Circular.

EXCHANGE RATES

Our reporting currency and financial statements included in this Offering Circular are in Euros, as a significant majority of our business transactions are originally denominated in Euros. We translate non-Euro denominated assets and liabilities at the rate of exchange on the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the period.

The following table sets out exchange rates, based on the noon buying rates in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the “Noon Buying Rate”) for the conversion of Euros to U.S. dollars in effect at the end of the following periods, the average exchange rates during these periods (based on daily Noon Buying Rates) and the range of high and low exchange rates for these periods:

						Nine Months
						Ended
	Years Ended December 31,					September 30,
	2004	2005	2006	2007	2008	2009	2008
	(€/$)

End of period	0.7942	0.8445	0.7577	0.6848	0.7184	0.6835	0.7102
High for period	0.8473	0.8571	0.8432	0.7750	0.8035	0.7970	0.7174
Low for period	0.7339	0.7421	0.7504	0.6729	0.6246	0.6759	0.6246
Average for period	0.8040	0.8033	0.7962	0.7294	0.6801	0.7332	0.6569

Effective January 2009, the Noon Buying Rate is published on a weekly basis by the Federal Reserve Board. On December 11, 2009, the date of the most recent Noon Buying Rate available before the filing of this Offering Circular, the Noon Buying Rate for the conversion of Euros to U.S. dollars was €0.6849 per U.S. dollar.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents we filed with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Current Reports on Form 8-K filed February 3, 2009, February 9, 2009, July 13, 2009, August 11, 2009, August 24, 2009, August 25, 2009, September 9, 2009 September 11, 2009, September 24, 2009, October 19, 2009, November 27, 2009, November 30, 2009 and December 11, 2009; and

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offering Circular and before the Expiration Date shall be deemed to be incorporated by reference in and made a part of this Offering Circular from the date of filing such documents. In no event, however, will any of the information

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that we disclose under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise be included in, this Offering Circular.

Any statement contained herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this Offering Circular and a copy of any or all other contracts or documents which are referred to in this Offering Circular. Requests should be directed to:

Mercer International Inc.
Attention: Investor Relations
Suite 2840, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N8
Telephone number: (604) 684-1099

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SUMMARY

This summary highlights certain significant aspects of our business contained elsewhere or incorporated by reference in this Offering Circular. As a result, it does not contain all of the information that you should consider before making a decision as to whether or not to participate in the Exchange Offer. You should carefully read this entire Offering Circular and the documents incorporated into it by reference, including the “Risk Factors” section and the financial data and related notes, before making your decision. Except as otherwise specified, the words “Mercer”, the “Company”, “we”, “our”, “ours” and “us” refer to Mercer International Inc. and its subsidiaries.

Mercer International Inc.

Mercer International Inc. is a Washington corporation and our common stock is listed for trading on the NASDAQ Global Market (MERC) and the Toronto Stock Exchange (MRI.U). Our principal office is located at Suite 2840, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N8. Our main telephone number is (604) 684-1099 and our website address is www.mercerint.com.

We operate in the pulp business and are the second largest producer of market northern bleached softwood kraft, or “NBSK”, pulp in the world. We are the sole kraft pulp producer, and the only producer of pulp for resale, known as “market pulp”, in Germany, which is the largest pulp import market in Europe. Our operations are located in Eastern Germany and Western Canada. We operate three NBSK pulp mills with a consolidated annual production capacity of approximately 1.5 million air-dried metric tonnes (“ADMTs”):

•	Rosenthal mill. Our wholly-owned subsidiary, Rosenthal, owns and operates a modern, efficient ISO 9002 certified NBSK pulp mill that has a current annual production capacity of approximately 325,000 ADMTs. The Rosenthal mill is located near the town of Blankenstein, Germany.

•	Stendal mill. Our 74.9% owned subsidiary, Stendal, owns and operates a state-of-the-art, single-line, ISO 9001 certified NBSK pulp mill that has an annual production capacity of approximately 635,000 ADMTs. The Stendal mill is located near the town of Stendal, Germany, approximately 300 kilometers north of the Rosenthal mill.

•	Celgar mill. Our wholly-owned subsidiary, Celgar, owns and operates the Celgar mill, a modern, efficient ISO 9001 certified NBSK pulp mill with an annual production capacity of approximately 495,000 ADMTs. The Celgar mill is located near the city of Castlegar, British Columbia, Canada, approximately 600 kilometers east of the port city of Vancouver, British Columbia, Canada.

On December 10 and 11, 2009, we completed a private exchange (the “Private Exchange”) with holders of an aggregate of $43,250,000 principal amount of the Old Notes for New Notes. Pursuant to the terms of the Private Exchange we issued an aggregate of $43,811,653 principal amount of New Notes. Following the Private Exchange, an aggregate of $24,005,000 principal amount of Old Notes remain outstanding as of the date of this Offering Circular. The Private Exchange was conducted on the same terms as are being offered in this Exchange Offer.

Purpose of the Exchange Offer

The purpose of this Exchange Offer is to exchange up to $23,625,000 aggregate principal amount of our Old Notes for New Notes and to thereby extend the maturity of the portion of our outstanding debt represented by the Old Notes. All Old Notes acquired by us pursuant to the Exchange Offer will be cancelled. See “Terms of the Exchange Offer — Purpose and Background of the Exchange Offer”.

Exchange Offer Consideration

The New Notes to be issued in this Exchange Offer will be issued under a trust indenture dated December 10, 2009 (the “New Indenture”) between Mercer and Wells Fargo Bank, National Association (the “Trustee”). As of the date of this Offering Circular, an aggregate of $43,811,653 principal amount of the New Notes has been issued under the New Indenture in connection with the Private Exchange. We are permitted to issue up to $72,500,000 aggregate principal amount of New Notes under the New Indenture. The New Notes to be issued in the Exchange Offer will accrue interest from December 10, 2009 which is the same date the New Notes issued in the Private Exchange are currently accruing interest from under the terms of the New Indenture.

Summary Terms of the Exchange Offer

The following summary is provided solely for the convenience of holders of Old Notes. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this Offering Circular. Holders of Old Notes are urged to read this Offering Circular in its entirety.

The Exchange Offer	We are offering to exchange, upon the terms and subject to the conditions set forth in this Offering Circular and the accompanying Letter of Transmittal, up to $23,625,000 principal amount of our outstanding Old Notes for New Notes. If more than $23,625,000 aggregate principal amount of Old Notes are tendered, we will accept tender from each tendering holder of the Old Notes on a pro rata basis. However, in accordance with SEC rules we may accept for exchange an additional amount of Old Notes not to exceed 2% of the aggregate principal amount outstanding without amending or extending the Exchange Offer and we expressly reserve the right, in our sole discretion, to do so.

As of the date of this Offering Circular, an aggregate of 24,005,000 principal amount of Old Notes are outstanding.

Exchange Offer Consideration	For each $1,000 principal amount of Old Notes, we are offering to exchange an amount of our New Notes equal to $1,000 principal amount plus the Accrued and Unpaid Interest. The Accrued and Unpaid Interest will be rounded to the nearest whole dollar. The New Notes will accrue interest from December 10, 2009.

New Notes	The New Notes to be issued in this Exchange Offer will be issued under the New Indenture. As at the date of this Offering Circular, an aggregate of $43,811,653 principal amount of the New Notes has been issued under the New Indenture in connection with the Private Exchange. We are permitted to issue up to $72,500,000 aggregate principal amount of New Notes under the New Indenture.

The New Notes will be issued in denominations of $1,000 and integral multiples of $1.00 in excess thereof. The New Notes pay interest semi-annually and will be convertible at a conversion rate of approximately 303 shares of common stock for each $1,000 principal amount of New Notes, or a conversion price of $3.30 per share of common stock. See “Description of the New Notes”.

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on the Expiration Date, unless extended or earlier terminated by us. If a broker, dealer, commercial bank, trust company or other nominee holds your Old Notes, such nominee may have an earlier deadline for accepting the offer. You should promptly contact the broker, dealer, commercial bank, trust company or other nominee that holds your Old Notes to determine its deadline.

Settlement Date	The Settlement Date in respect of any Old Notes that are validly tendered and accepted for exchange on the Expiration Date is expected to be promptly following the Expiration Date and is anticipated to be January 26, 2010. See “Terms of the Exchange Offer — Settlement Date”.

Acceptance of Tendered Old Notes	Upon the terms of the Exchange Offer and upon satisfaction or waiver of the conditions specified herein under “Terms of the Exchange Offer — Conditions of the Exchange Offer”, we will accept up to $23,625,000 aggregate principal amount of Old Notes properly tendered and not withdrawn prior to the expiration of the Exchange Offer. If more than $23,625,000 aggregate principal amount of Old Notes are tendered, all tenders will be accepted on a pro rata basis. However, in accordance with SEC rules we may accept for exchange an additional amount of Old Notes not to exceed 2% of the aggregate principal amount outstanding without amending or extending the Exchange Offer and we expressly reserve the right, in our sole discretion, to do so.

We will (a) accept for exchange Old Notes in minimum denominations of $1,000 and integral multiples thereof, validly tendered (or defectively tendered, if we have waived such defect) and not validly withdrawn, and (b) promptly issue the New Notes, on the Settlement Date for all Old Notes accepted for exchange.

Issuance of the New Notes with respect to Old Notes accepted for exchange in the Exchange Offer that are validly tendered and not validly withdrawn before 5:00 p.m., New York City time, on the Expiration Date, will be made on the Settlement Date.

We reserve the right, subject to applicable law, to waive any and all conditions to the Exchange Offer, extend or terminate the Exchange Offer or otherwise amend the Exchange Offer.

Conditions of the Exchange Offer	Our obligation to accept for exchange Old Notes validly tendered and not validly withdrawn is subject to, and conditioned upon, the satisfaction of, or where applicable, the waiver of, the conditions described in “Terms of the Exchange Offer — Conditions of the Exchange Offer”.

The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered.

How to Tender Old Notes	If your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that registered holder promptly and instruct him, her or it to tender your Old Notes on your behalf.

If you are a Depository Trust Company (“DTC”) participant, to participate in the Exchange Offer you must either:

• electronically transmit your acceptance through DTC’s Automated Tender Offer Program system (“ATOP”); or

• complete, sign and mail a Letter of Transmittal to the exchange agent prior to the Expiration Date.

See “Terms of the Exchange Offer — Procedures for Tendering”. Also see “Risk Factors”.

For further information on how to tender Old Notes, call the information agent at the telephone number set forth on the back cover of this Offering Circular or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Use of Proceeds	We will not receive any proceeds from the tender of Old Notes in the Exchange Offer.

No Appraisal Rights	No appraisal or dissenters’ rights are available to holders of the Old Notes under applicable law in connection with the Exchange Offer.

Withdrawal and Revocation Rights	You may withdraw any Old Notes tendered in the Exchange Offer at any time prior to 5:00 p.m., New York City time, on the Expiration Date. If we decide for any reason not to accept any Old Notes tendered for exchange, the Old Notes will be returned to the registered holder at our expense promptly after the expiration or termination of the Exchange Offer. Any withdrawn or unaccepted Old Notes will be credited to the tendering holder’s account at DTC.

For further information regarding the withdrawal of tendered Old Notes, see “Terms of the Exchange Offer — Withdrawal of Tenders”.

Risk Factors	You should consider carefully in its entirety all of the information set forth in this Offering Circular, as well as the information incorporated by reference in this Offering Circular, and, in particular, you should evaluate the specific factors set forth in the section of this Offering Circular entitled “Risk Factors” before deciding whether to participate in the Exchange Offer.

Material U.S. Federal Income Tax Considerations	Whether the exchange will result in the recognition of gain or loss depends on the status of the Old Notes and the New Notes as “securities” for purposes of the Internal Revenue Code of 1986, as amended, which status is not entirely clear. If both the New Notes and the Old Notes qualify as securities, then you should not recognize gain or loss as a result of the Exchange Offer. If either the Old Notes or the New Notes do not qualify as securities, then an exchange of Old Notes for New Notes will be a taxable transaction, the consequences of which are summarized in “Material U.S. Federal Income Tax Considerations,” beginning on page 50 of this Offering Circular.

Untendered Old Notes	Old Notes not exchanged in the Exchange Offer will remain outstanding after consummation of the Exchange Offer and will continue to accrue interest in accordance with their terms. If a sufficiently large aggregate principal amount of Old Notes does not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding principal amount of Old Notes may be less liquid.

On October 15, 2008, the Old Notes became subject to optional redemption in full by us. Old Notes which are called for redemption by us can be converted into our shares of common stock at any time prior to the business day immediately preceding the redemption date.

Market; Trading	The Old Notes are not listed for trading on any national securities exchange.

Our common stock is traded on the NASDAQ Global Market under the symbol “MERC” and listed in U.S. dollars on the Toronto Stock Exchange under the symbol “MRI.U”. The closing price of our common stock on the NASDAQ Global Market on December 17, 2009 was $2.46 per share.

We do not intend to list our New Notes for trading on any national securities exchange or any automated interdealer quotation system.

Brokerage Commissions	No brokerage commissions are payable by the holders of the Old Notes to the information agent, the exchange agent or us. If your Old Notes are held through a broker or other nominee who tenders the Old Notes on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See “Terms of the Exchange Offer”.

Information Agent	Georgeson Inc. is the information agent for the Exchange Offer. Its address and telephone number are set forth on the back cover of this Offering Circular. See the section of this Offering Circular entitled “Information Agent”.

Exchange Agent	Wells Fargo Bank, National Association is the exchange agent for the Exchange Offer. Its address and telephone number are set forth on the back cover of this Offering Circular. See the section of this Offering Circular entitled “Exchange Agent”.

Further Information	If you have questions regarding the procedures for tendering Old Notes in the Exchange Offer or require assistance in tendering your Old Notes, please contact the information agent. If you would like additional copies of this Offering Circular, our annual, quarterly, and current reports, proxy statement or any other information that is incorporated by reference in this Offering Circular, please contact either the information agent or our Investor Relations Department. The contact information for our Investor Relations Department is set forth in the section of this Offering Circular entitled “Documents Incorporated by Reference”. The contact information for the information agent is set forth on the back cover of this Offering Circular. Holders of Old Notes may also contact their brokers, dealers, commercial banks, trust companies or other nominees through whom they hold their Old Notes with questions and requests for assistance.

Summary Terms of the New Notes

The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Offering Circular and in the documents referred to herein. For additional information concerning the New Notes, see “Description of the New Notes”.

Maturity	January 15, 2012, unless earlier converted or repurchased by us at your option.

Interest Rate	The New Notes bear interest at 8.5% per year from the date of issuance of the New Notes. Interest will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2010. The New Notes will accrue interest from December 10, 2009.

Conversion Rights	Holders may convert their New Notes into our common stock at any time prior to the maturity date of the New Notes, unless previously repurchased, at a conversion rate of approximately 303 shares per $1,000 principal amount of New Notes (equivalent to a conversion price of $3.30 per share), subject to certain adjustments, as described under “Description of the New Notes — Conversion of New Notes”.

Optional Redemption	The New Notes are redeemable on or after July 15, 2011 at any time in whole or in part at our option on not less than 30 days’ and not more than 60 days’ prior notice at a redemption price equal to the principal amount thereof plus accrued and unpaid interest if any to the date of redemption. See “Description of New Notes — Optional Redemption”.

Sinking Fund	None.

Repurchase at Option of Holders Upon a Change in Control	Upon a change in control of Mercer, each holder may within 30 business days after the occurrence of such change in control require us to repurchase for cash all or a portion of its New Notes at a repurchase price equal to 100% of the principal amount of the New Notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, the repurchase date. See “Description of New Notes - Purchase of New Notes at Option of Holders Upon a Change in Control”.

Events of Default	If there is an event of default on the New Notes, either the Trustee or the holders of at least 25% of the aggregate principal amount of the New Notes may declare the principal amount of the New Notes immediately due and payable subject to certain conditions set forth in the New Indenture.

DTC Eligibility	The New Notes will be issued in book-entry form and will be represented by a permanent global certificate deposited with the Trustee as custodian for and registered in the name of a nominee of DTC. Beneficial interests in the New Notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for definitive securities, except in limited circumstances. See “Description of the New Notes — Form, Denomination, Transfer, Exchange and Book-Entry Procedures”.

Indenture and Trustee	The New Notes will be issued under the New Indenture.

Comparison of the Old Notes
and the New Notes

The comparison of selected terms between the Old Notes and the New Notes illustrated in this section is qualified in its entirety by information contained in this Offering Circular, the applicable indenture and other documents governing the Old Notes and the New Notes, copies of which will be provided on request to Mercer at the address set forth under “Documents Incorporated by Reference”. For a more complete description, see “Comparison between the Material Terms of the Old Notes and the New Notes” and “Description of the New Notes”.

	Old Notes	New Notes

Material Differences

Maturity Date	October 15, 2010.	January 15, 2012.

Provisional Redemption Period	Currently redeemable at our option in whole or in part and have been redeemable since October 15, 2008.	Redeemable at our option in whole or in part on or after July 15, 2011.

Conversion Rights	Approximately 129 shares of common stock per $1,000 principal amount of Old Notes (equivalent to a conversion price of $7.75 per share).	Approximately 303 shares of common stock per $1,000 principal amount of New Notes (equivalent to a conversion price of $3.30 per share).

Similarities

Interest Rate	8.5% per year, payable semi-annually in arrears on April 15 and October 15 of each year.	8.5% per year, payable semi-annually in arrears on January 15 and July 15 of each year.

Subordination	Unsecured and subordinated to all of Mercer’s existing and future senior indebtedness and effectively subordinated to all existing and future indebtedness and other liabilities of Mercer’s subsidiaries.	Unsecured and subordinated to all of Mercer’s existing and future senior indebtedness and effectively subordinated to all existing and future indebtedness and other liabilities of Mercer’s subsidiaries.

Securities Act Registration	Freely transferable by the holders, unless such holders are our affiliates.	Freely transferable by the holders, unless such holders are our affiliates.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These answers to questions that you may have as a holder of our Old Notes are highlights of selected information included elsewhere or incorporated by reference in this Offering Circular. To fully understand the Exchange Offer and the other considerations that may be important to your decision about whether to participate in it, you should carefully read this Offering Circular in its entirety, including the section entitled “Risk Factors”, as well as the information incorporated by reference in this Offering Circular. See “Available Information” and “Documents Incorporated by Reference”.

Why is Mercer making the Exchange Offer?

We are making the Exchange Offer to extend a portion of our outstanding debt by deferring maturity of the portion of our debt represented by the Old Notes through the exchange of the Old Notes for the New Notes. We will cancel the Old Notes that are validly tendered and accepted pursuant to the Exchange Offer.

What aggregate principal amount of Old Notes is being sought in the Exchange Offer?

As of the date of this Offering Circular, $24,005,000 aggregate principal amount of Old Notes was outstanding. We are offering to exchange up to $23,625,000 aggregate principal amount of Old Notes in this Exchange Offer. However, in accordance with SEC rules we may accept for exchange an additional amount of Old Notes not to exceed 2% of the aggregate principal amount of Old Notes outstanding without amending or extending the Exchange Offer and we expressly reserve the right, in our sole discretion, to do so.

What happens if more than $23,625,000 aggregate principal amount of Old Notes are tendered in the Exchange Offer?

If more than $23,625,000 aggregate principal amount of Old Notes are tendered, we will accept tender from each tendering holder on a pro rata basis. In accordance with SEC rules we may determine, in our sole discretion, to accept for exchange an additional amount of Old Notes not to exceed 2% of the aggregate principal amount of Old Notes outstanding without amending or extending the Exchange Offer.

What will I receive in the Exchange Offer if I tender my Old Notes and they are accepted?

For each $1,000 principal amount of Old Notes that you validly tender as part of the Exchange Offer and we accept for exchange, you will receive an amount of our New Notes equal to $1,000 principal amount plus the Accrued and Unpaid Interest.

The New Notes will pay interest semi-annually and will be convertible at a rate of approximately 303 shares of our common stock for each $1,000 principal amount of New Notes, equal to a conversion price of $3.30 per share of common stock. See “Description of New Notes”.

Your right to receive the New Notes in the Exchange Offer is subject to all of the conditions set forth in this Offering Circular and the related Letter of Transmittal.

Do I have a choice in whether to tender my Old Notes?

Yes. Holders of Old Notes are not required to tender their Old Notes pursuant to this Exchange Offer. All rights and obligations under the indenture pursuant to which the Old Notes were issued will continue with respect to those Old Notes that remain outstanding after the Expiration Date.

May I tender only a portion of the Old Notes that I hold?

Yes. You do not have to tender all of your Old Notes to participate in the Exchange Offer. You may choose to tender in the Exchange Offer all or any portion of the Old Notes that you hold in $1,000 minimum denominations.

Will the New Notes received by tendering holders of Old Notes be freely tradable?

This Exchange Offer is being made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), contained in Section 3(a)(9) thereof. Consistent with past interpretations of Section 3(a)(9) by the Staff of the SEC, the New Notes received in exchange for the Old Notes tendered pursuant to this Exchange Offer will be freely transferable without registration under the Securities Act and without regard to any holding period by those tendering holders who are not our “affiliates” (as defined in the Securities Act) because the Old Notes were originally issued in 2003 and have met the minimum holding period requirements under Rule 144 of the Securities Act (“Rule 144”) or have been sold pursuant to a registration statement registering such resale with the SEC. New Notes issued pursuant to this Exchange Offer to a holder of Old Notes who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144, and the holding period of Old Notes tendered by such recipients can be tacked to the New Notes received in exchange for the Old Notes for the purpose of satisfying the holding period requirements of Rule 144.

Will the New Notes be listed for trading?

No. We do not intend to list the New Notes on any exchange or automated interdealer quotation system.

What other rights will I lose if I exchange my Old Notes in the Exchange Offer?

If you validly tender your Old Notes and we accept them for exchange, you will lose the rights of a holder of Old Notes. For example, you would lose the right to receive semi-annual interest payments and the principal payment under the Old Notes. However, under the terms of the Exchange Offer, holders of the Old Notes will gain the right to receive semi-annual interest payments and principal payment under the terms of the New Notes. As a result, recipients of the New Notes will have rights as creditors of Mercer after the Exchange Offer. See “Comparison of Rights of Holders of Old Notes and Holders of Mercer common stock”.

If the Exchange Offer is consummated and I do not participate in the Exchange Offer or I do not exchange all of my Old Notes in the Exchange Offer, how will my rights and obligations under my remaining outstanding Old Notes be affected?

The terms of your Old Notes, if any, that remain outstanding after the consummation of the Exchange Offer will not change as a result of the Exchange Offer. However, if a sufficiently large aggregate principal amount of Old Notes does not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding principal amount of Old Notes may be less liquid. See “Risk Factors — Risks Related to Holding Old Notes after the Exchange Offer”.

When does the Exchange Offer expire?

Unless earlier terminated by us, the Exchange Offer will expire at 5:00 p.m., New York City time, on the Expiration Date, or at such other time if this date is extended by us. Old Notes tendered may be validly withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date, but not thereafter. If a broker, dealer, commercial bank, trust company or other nominee holds your Old Notes, such nominee may have an earlier deadline for accepting the Exchange Offer. You should promptly contact the broker, dealer, commercial bank, trust company or other nominee that holds your Old Notes to determine its deadline.

What are the conditions to the Exchange Offer?

The Exchange Offer is conditioned upon the closing conditions described in “Terms of the Exchange Offer — Conditions of the Exchange Offer”. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered. We may waive certain conditions of this Exchange Offer. If any of the conditions are not satisfied or waived, we will not complete the Exchange Offer.

What if not enough Old Notes are tendered?

The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered.

Is Mercer making a recommendation regarding whether I should participate in the Exchange Offer?

We are not making any recommendation regarding whether you should tender or refrain from tendering your Old Notes for exchange in the Exchange Offer. Accordingly, you must make your own determination as to whether to tender your Old Notes for exchange in the Exchange Offer and, if so, the amount of Old Notes to tender. Before making your decision, we urge you to read this Offering Circular carefully in its entirety, including the information set forth in the section of this Offering Circular entitled “Risk Factors”, and the other documents incorporated by reference in this Offering Circular. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Under what circumstances can the Exchange Offer be extended, amended or terminated?

We reserve the right to extend the Exchange Offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the Expiration Date. Further, we may be required by law to extend the Exchange Offer if we make a material change in the terms of the Exchange Offer or in the information contained in this Offering Circular or waive a material condition to the Exchange Offer. During any extension of the Exchange Offer, Old Notes that were previously tendered and not validly withdrawn will remain subject to the Exchange Offer. We reserve the right, in our sole and absolute discretion, but subject to applicable law, to terminate the Exchange Offer at any time prior to the Expiration Date, including if any condition to the Exchange Offer is not met. If the Exchange Offer is terminated, no Old Notes will be accepted for purchase, and any Old Notes that have been tendered will be returned to the holder. For more information regarding our right to extend, amend or terminate the Exchange Offer, see “Terms of the Exchange Offer — Expiration Date; Extensions, Termination; Amendment”.

How will I be notified if the Exchange Offer is extended, amended or terminated?

If the Exchange Offer is extended, amended or terminated, we will promptly make a public announcement thereof. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see “Terms of the Exchange Offer — Expiration Date; Extensions; Termination; Amendment”.

How do I tender Old Notes in the Exchange Offer?

The Old Notes are represented by a global certificate registered in the name of a Depository Trust Company (“DTC”) or its nominee (which we refer to in this Offering Circular as the “depository”, or DTC). DTC is the only registered holder of the Old Notes. DTC facilitates the clearance and settlement of transactions in the Old Notes through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

A beneficial owner whose Old Notes are held by a broker, dealer, commercial bank, trust company or other nominee and who desires to tender such Old Notes in this Exchange Offer must contact its nominee and instruct the nominee to tender its Old Notes on its behalf.

To participate in the Exchange Offer, a DTC participant must electronically submit its acceptance through DTC’s ATOP system or complete, sign and mail or transmit the Letter of Transmittal to the exchange agent prior to the Expiration Date.

To properly tender Old Notes, the exchange agent must receive, prior to the Expiration Date, either:

•	a timely confirmation of book-entry transfer of such Old Notes and a properly completed Letter of Transmittal according to the procedure for book-entry transfer described in this Offering Circular; or

•	an agent’s message through ATOP of DTC.

For more information regarding the procedures for tendering your Old Notes, see “Terms of the Exchange Offer — Procedures for Tendering”.

If I change my mind, can I withdraw my tender of Old Notes?

You may withdraw previously tendered Old Notes at any time until the Exchange Offer has expired at 5:00 p.m., New York City time, on the Expiration Date, unless extended by us. See “Terms of the Exchange Offer — Withdrawal of Tenders”.

Will I have to pay any fees or commissions if I tender my Old Notes?

Tendering holders are not obligated to pay brokerage fees or commissions to us or to the information agent or the exchange agent. If your Old Notes are held through a broker or other nominee who tenders the Old Notes on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See “Terms of the Exchange Offer”.

What risks should I consider in deciding whether or not to tender any or all of my Old Notes?

In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties pertaining to the Exchange Offer, and those affecting our business, described in this section “Questions and Answers About the Exchange Offer”, in the section entitled “Risk Factors” and in the documents incorporated by reference in this Offering Circular.

What are the material U.S. federal income tax considerations of participating in the Exchange Offer?

Please see the section of this Offering Circular entitled “Material U.S. Federal Income Tax Considerations”. The tax consequences to you of the Exchange Offer will depend on your individual circumstances. You should consult your own tax advisor for a full understanding of the tax considerations of participating in the Exchange Offer.

How will the Exchange Offer affect the trading market for the Old Notes that are not exchanged?

The Old Notes are not listed on any national securities exchange and there is no established trading market for the Old Notes. If a sufficiently large aggregate principal amount of the Old Notes does not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding Old Notes may become less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in the Old Notes. In such an event, your ability to sell your Old Notes not tendered in the Exchange Offer may be impaired. See “Risk Factors”.

What is the difference in terms between the Old Notes tendered and the New Notes being issued in the Exchange Offer?

The New Notes will mature on January 15, 2012, whereas the Old Notes mature on October 15, 2010. The New Notes are convertible into shares of our common stock at a conversion price of $3.30 (equivalent to a conversion rate of 303 shares per $1,000 principal amount of New Notes), whereas the Old Notes are convertible into shares of our common stock at a conversion price of $7.75 (equivalent to a conversion rate of 129 shares per $1,000 principal amount of Old Notes). See “Comparison between the Material Terms of the Old Notes and the New Notes”.

What does Mercer intend to do with the Old Notes that it acquires in the Exchange Offer?

Any Old Notes that are validly tendered and accepted for exchange pursuant to the Exchange Offer will be cancelled. See “Terms of the Exchange Offer — Purpose and Background of the Exchange Offer”.

Are any Old Notes held by Mercer’s directors or officers?

No. To our knowledge, none of our directors or executive officers beneficially holds Old Notes.

Will Mercer receive any cash proceeds from the Exchange Offer?

No. We will not receive any cash proceeds from the Exchange Offer.

With whom may I talk if I have questions about the Exchange Offer?

If you have questions regarding the procedures for tendering in the Exchange Offer or require assistance in tendering your Old Notes, please contact the information agent at the number listed on the back cover of this Offering Circular. If you would like additional copies of this Offering Circular, our annual, quarterly, and current reports, proxy statement or other information that are incorporated by reference in this Offering Circular, please contact either the information agent or our Investor Relations Department. The contact information for our Investor Relations Department is set forth in the section of this Offering Circular entitled “Incorporation by Reference”. The contact information for the information agent is set forth on the back cover of this Offering Circular. Holders of Old Notes may also contact their brokers, dealers, commercial banks, trust companies or other nominees through whom they hold their Old Notes with questions and requests for assistance.

RISK FACTORS

Ownership of the New Notes and the shares of our common stock issuable upon their conversion involves risks. You should carefully consider the risks described below and the other information in this Offering Circular, including the information incorporated by reference in this Offering Circular, before making a decision on whether to participate in the Exchange Offer. The risks and uncertainties described below are not the only ones involved in owning the New Notes or our common stock. Additional risks and uncertainties not presently known to us or that we presently deem insignificant may also affect the value of the New Notes or our common stock. Should one or more of any of these risks come to fruition, our business, financial condition or results of operations could be materially adversely affected. This could cause a decline in the trading price of our common stock and/or the outstanding New Notes or Old Notes, and you may lose all or part of your investment.

Risks Related to Participating in the Exchange Offer

By tendering Old Notes, you will lose the rights associated with those Old Notes.

If you validly tender Old Notes in the Exchange Offer and we accept them for conversion, you will lose your rights as a holder of the Old Notes, including, without limitation, your right to future interest and principal payments with respect to the Old Notes. However, by tendering your Old Notes in the Exchange Offer, you will become a holder of our New Notes and will therefore still be a creditor of Mercer under the terms governing the New Notes. See “Description of the New Notes” and “Comparison between the Material Terms of the Old Notes and the New Notes”.

There is currently no public trading market for the New Notes and your ability to transfer them will be limited.

The New Notes will be a new issue of securities with no established trading market. We cannot assure you that an active market for the New Notes will develop and continue upon completion of the Exchange Offer or that the market price of the New Notes will not decline. For the New Notes, various factors could cause the market price to fluctuate significantly, including changes in prevailing interest rates or changes in perceptions of our creditworthiness. Additionally, the New Notes may trade at a significant discount to par and may trade at a lower price than the Old Notes. The trading price of the New Notes also could be significantly affected by the market price of our common stock, which could be subject to wide fluctuations in response to a variety of factors, including quarterly variations in operating results and general economic and market conditions. The New Notes will not be listed on any securities exchange or quoted on any automated inter-dealer quotation system.

If you convert any New Notes, the value of the common stock which you receive will be subject to volatility.

The market price of our common stock can be subject to significant fluctuations due to a variety of factors, including those related to our business referred to below and in the documents incorporated by reference into this Offering Circular. In addition, sales of a substantial number of shares of our common stock in the public market, or the perception that a large number of shares is available, could affect the prevailing market price of our common stock. In addition to the adverse effect a price decline could have on holders of our common stock, such a decline would also impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

We have a substantial amount of indebtedness and we may incur more indebtedness in the future.

We have now and, after the Exchange Offer, will continue to have a significant amount of indebtedness. As of September 30, 2009, our total outstanding indebtedness was €823.8 million. With the exception of the Old Notes which will be equal in priority to our New Notes, all of our outstanding debt would be senior to the New Notes. If new debt is added to our current debt levels, the related risks that we now face could intensify. Our substantial indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures and other general corporate requirements;

•	limit our ability to pay future dividends;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase the amount of interest expense that we have to pay;

•	limit our ability to borrow additional funds; and

•	adversely affect our business if we default on any of our indebtedness or are unable to obtain the necessary liquidity.

The New Notes are effectively subordinated to all liabilities of our subsidiaries, are unsecured and are subordinated to all existing and future senior debt obligations of Mercer. We may not have sufficient funds to pay our obligations under the New Notes if we encounter financial difficulties.

The New Notes are not guaranteed and our subsidiaries have no obligations in respect of such notes. As a result, the New Notes are effectively subordinated to all liabilities of our subsidiaries. The New Indenture does not limit our subsidiaries’ ability to incur additional liabilities, including indebtedness, in the future. In addition, the New Notes are unsecured and are subordinated in right of payment in full to the senior indebtedness of Mercer. As of September 30, 2009, Mercer had €214.3 million of outstanding senior indebtedness including accrued interest. The New Indenture limits, but does not prohibit, Mercer from incurring additional senior indebtedness in the future. In addition, the New Indenture does not limit the ability of Mercer to create new subsidiaries in the future. As a result, new subsidiaries will have no obligations in respect of the New Notes and such notes would be effectively subordinated to any indebtedness or other liabilities of any future subsidiaries.

In the event of a bankruptcy, liquidation or reorganization involving us or any of our subsidiaries and in certain other events, our assets will be available to pay obligations on the New Notes only after all liabilities of our subsidiaries (including trade creditors) and our senior indebtedness have been paid in full. After satisfying these obligations, we may not have sufficient assets remaining to pay amounts due on any or all of the New Notes then outstanding. If the New Notes are accelerated because of an event of default under the New Indenture, holders of any senior indebtedness will be entitled to payment in full in cash or other payment satisfactory to holders of all senior indebtedness before the holders of the New Notes are entitled to receive any payment or distribution. Our incurrence of additional debt and other liabilities could adversely affect our ability to pay our obligations under the New Notes. See “Description of the New Notes — Subordination of Notes”.

We are a holding company and we are substantially dependent on cash provided by our subsidiaries to meet our debt service obligations under the New Notes.

We are a holding company that conducts substantially all of our operations through our subsidiaries. Because we are a holding company, the New Notes are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of September 30, 2009, the aggregate outstanding liabilities of our subsidiaries was approximately €740.7 million, excluding inter-company amounts, including approximately €565.9 million of indebtedness for borrowed money.

Except for any parent-level financing, we will not have any material cash flows independent of our subsidiaries. Our subsidiaries are separate and distinct legal entitles. Our subsidiaries have not guaranteed the New Notes and have no obligation to pay any amounts due on such notes. With limited exceptions, our subsidiaries are not required to provide us with funds for our payment obligations, whether by dividends, distributions or loans. In addition, payments of dividends, distributions, loans or advances by our subsidiaries to Mercer may be subject to contractual restrictions. Payments to Mercer by our subsidiaries will also be contingent upon our subsidiaries’ earnings and other business considerations.

The holders of the New Notes are not protected by restrictive covenants, with limited exceptions.

The New Indenture contains only very limited covenants or restrictions on the incurrence of senior indebtedness and loans by Mercer and does not restrict the payment of dividends or the issuance or repurchase of securities by us or contain any limitations on any of our subsidiaries. The New Indenture contains no covenants or other provisions to afford protection to holders of the New Notes in the event of a change in control involving Mercer, except for the change in control repurchase right described under “Description of the New Notes — Purchase of Notes at the Option of Holders upon a Change in Control”.

We may not have sufficient funds or may be restricted in our ability to repurchase the New Notes upon a change in control.

The New Indenture contains provisions that apply to a change in our control. You may require us to repurchase all or any portion of your New Notes upon a change in control. The indenture governing our senior notes also contains a provision whereby such holders may require us to repurchase all or a portion of such senior notes upon a change of control. The New Notes are subordinated to such senior notes. We may not have sufficient funds to repurchase the New Notes upon a change in control. The current loan facilities of our subsidiaries limit our subsidiaries’ ability to make cash disbursements to us and future debt agreements may prohibit us from paying the repurchase price. If we are prohibited from repurchasing the New Notes, we could seek consent from our lenders to make distributions to repurchase the New Notes. If we are unable to obtain consent, we could attempt to refinance the notes or our senior indebtedness. If we are unable to obtain a consent or refinance, we would be prohibited from repurchasing the New Notes. If we are unable to repurchase the New Notes upon a change in control, it would result in an event of default under the New Indenture. An event of default under the New Indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the change in control may be an event of default under our other debt. In these circumstances, we would be prohibited from paying amounts due on the New Notes under the subordination provisions of the New Indenture. Our ability to repurchase the New Notes in such event may be limited by law, such indenture, or the terms of agreements relating to our senior indebtedness.

Risks Related to Holding Old Notes after the Exchange Offer

The market for the Old Notes that remain outstanding after the Exchange Offer may become less liquid following the Exchange Offer.

If a sufficiently large number of Old Notes do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding Old Notes may be less liquid and market prices may fluctuate significantly depending on the volume of trading in Old Notes. Furthermore, a security with a smaller float may command a lower price and trade with greater volatility or much less volume than would a comparable security with a greater float. This decreased liquidity may also make it more difficult for holders of Old Notes that are not tendered in the Exchange Offer to sell their Old Notes.

If you do not participate in the Exchange Offer, your Old Notes will continue to be subject to our right to redeem the Old Notes, subject to certain restrictions.

Subject to the terms and restrictions contained in the indenture governing the Old Notes, we may, at our option, redeem the outstanding Old Notes for cash at any time on or after October 15, 2008. The redemption price would be equal to 100% of the principal amount of the Old Notes, plus accrued and unpaid interest, if any, up to, but not including, the redemption date.

The conversion rate of the Old Notes that remain outstanding after the Exchange Offer may not be adjusted for all dilutive events.

The conversion rate of the Old Notes that remain outstanding after the Exchange Offer is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers. The conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, which may adversely affect the trading price of the Old Notes or the common stock. There can be no assurance that an event that adversely affects the value of the Old Notes, but does not result in an adjustment to the conversion rate, will not occur.

The trading price for the Old Notes that remain outstanding after the Exchange Offer will be directly affected by the trading price of our common stock.

Because the Old Notes are convertible into shares of our common stock, the trading price of the Old Notes is directly affected by factors affecting the trading price of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of our common stock or whether interest rates will rise or fall or whether our credit ratings will improve or decline in the future. The trading price of our common stock will be influenced by several factors, many of which are out of our control, including those described in this Offering Circular and referred to below as risks related to our business in the documents incorporated by reference into this Offering Circular.

Risks Related to Our Business

For a discussion of the following risks relating to our business, see Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 as revised or supplemented by our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 incorporated by reference herein.

The following are certain of the principal risks affecting our business:

•	our business is highly cyclical in nature;

•	our level of indebtedness could negatively impact our financial condition and results of operations;

•	the global economic crisis could adversely affect our business and financial results and have a material adverse effect on our liquidity and capital resources;

•	prolonged depressed pulp prices may cause us to take production downtime at our mills;

•	during times of weak pulp prices and demand, there can be no assurance that we will be able to generate sufficient cash flows to service, repay or refinance debt;

•	our shares of common stock may be delisted from the NASDAQ Global Market if the closing price of our shares of common stock is not maintained at $1.00 per share or higher;

•	cyclical fluctuations in the price and supply of our raw materials could adversely affect our business;

•	we operate in highly competitive markets;

•	we are exposed to currency exchange rate and interest rate fluctuations;

•	increases in our capital expenditures or maintenance costs could have a material adverse effect on our cash flow and our ability to satisfy our debt obligations;

•	we use derivatives to manage certain risk which has caused significant fluctuations in our operating results;

•	we are subject to extensive environmental regulation and we could have environmental liabilities at our facilities;

•	we are subject to risks related to our employees;

•	the availability and timing of the government funding for our Celgar energy project may affect its scope, timing and completion and the project may not generate the results or benefits we expect;

•	we rely on German federal and state government grants and guarantees;

•	we are dependent on key personnel;

•	we may experience material disruptions to our production;

•	we may incur losses as a result of unforeseen or catastrophic events, including the emergence of a pandemic, terrorist attacks or natural disasters;

•	our insurance coverage may not be adequate;

•	if we are unable to repay and/or refinance the Old Notes by October 2010, this could have a material adverse effect on our business, operations and outstanding securities;

•	we rely on third parties for transportation services; and

•	Washington State law and our Articles of Incorporation may have anti-take over effects which will make an acquisition of us by another company more difficult.

USE OF PROCEEDS

We will not receive any cash proceeds from the Exchange Offer.

CAPITALIZATION OF MERCER

The following table sets forth our capitalization as of September 30, 2009 on an actual basis and on an as adjusted basis to give effect to this Exchange Offer. You should read the information set forth in the table below in conjunction with “Selected Consolidated Financial and Operating Data” and our audited and unaudited financial statements and the accompanying notes incorporated by reference in this Offering Circular.

	As of September 30, 2009(1)
		As Adjusted
	Actual	For This Exchange Offer
	(Euros in thousands)

Debt
Note payable to bank, included in a total credit facility of €827,950 to finance the construction related to the Stendal mill	€514,574	€514,574
Senior notes due February 2013, interest at 9.25% accrued and payable semi-annually, unsecured	211,893	211,893
Subordinated convertible notes due October 2010, interest at 8.5% accrued and payable semi-annually	45,971	29,822
Subordinated convertible notes due January 2012, interest at 8.5% accrued and payable semi-annually	—	12,266
Credit agreement with a lender with respect to a revolving credit facility of C$40 million	14,025	14,025
Loan payable to noncontrolling shareholder of the Stendal mill	35,441	35,441
Investment loan agreement with a lender with respect to the wash press project at the Rosenthal mill of €4,354	1,869	1,869

Total debt(2)	823,773	819,890

Shareholders’ Equity
Share capital	€202,844	€202,844
Paid-in capital	(5,477)	(5,477)
Retained earnings (deficit)	(99,984)	(96,067)
Accumulated other comprehensive loss	22,190	22,190

Total shareholders’ equity	119,573	123,490

Total Capitalization	€943,346	€943,380

(1)	Unaudited.

(2)	Total debt includes €28,470 of debt payable in the next twelve months.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth selected historical consolidated financial and operating data for the dates and periods indicated are derived from and should be read in conjunction with our audited consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the dates and periods incorporated by reference in this Offering Circular. Our results for any of these periods are not necessarily indicative of the results to be expected for the year ended December 31, 2009 or for any other future period.

								Nine Months Ended
	Years Ended December 31,							September 30,
	2008	2007	2006		2005	2004		2009	2008
	(Euro in thousands, other than per share and per ADMT amounts)

Statement of Operations Data
Revenues	€720,291	€727,295	€644,899		€469,178	€197,693		€454,687	€548,295
Costs and expenses	€706,962	€657,709	€552,395		€450,528	€205,894		€477,329	€513,582
Operating income (loss) from continuing operations	€13,329	€69,586	€92,504		€18,650	€(8,201)		€(22,642)	€34,713
Unrealized gains (losses) on derivative financial instruments	€(25,228)	€13,537	€109,358		€(69,308)	€(32,331)		€(10,889)	€4,515
Realized gains (losses) on derivative financial instruments	€—	€6,820	€(3,510)		€(2,455)	€44,467		€—	€—
Interest expense(1)	€65,756	€71,400	€91,931		€86,326	€23,185		€48,953	€49,057
Investment income (loss)	€(1,174)	€4,453	€6,090		€2,422	€2,772		€(3,044)	€(300)
Net income (loss) attributable to common shareholders	€(72,465)	€22,179	€63,210		€(117,146)	€19,980		€(64,938)	€(13,433)
Net income (loss) per share attributable to common shareholders,
Basic	€(2.00)	€0.61	€1.90		€(3.75)	€1.15		€(1.79)	€(0.37)
Diluted	€(2.00)	€0.58	€1.58		€(3.75)	€0.89		€(1.79)	€(0.37)
Weighted average shares outstanding (in thousands),
Basic	36,285	36,081	33,336		31,218	17,426		36,293	36,277
Diluted	36,287	45,303	43,084		31,218	28,525		36,293	36,362
Balance Sheet Data
Current assets	€258,901	€290,259	€221,800		€251,522	€207,409		€198,479	€298,001
Current liabilities	€104,527	€121,516	€120,002		€140,327	€229,068		€128,316	€124,869
Working capital	€154,374	€168,743	€101,798	(2)	€111,195 (2)	€(21,659	)(2)	€70,163	€173,132
Total assets(3)	€1,151,600	€1,272,393	€1,284,089		€1,379,372	€1,255,649		€1,085,649	€1,232,532
Long-term liabilities	€914,970	€895,262	€967,583		€1,120,784	€887,350		€876,916	€879,651
Total equity	€132,103	€255,615	€196,504		€118,261	€149,992		€80,417	€228,012
Other Pulp Data(4)
Production	1,424,987	1,404,673	1,302,260		1,184,619	446,710		1,040,582	1,086,078
Average price realized (per ADMT)	€478	€516	€465		€407	€423		€380	€493
Sales volume (ADMTs)	1,423,300	1,352,590	1,326,355		1,101,304	421,716		1,093,664	1,059,212

(1)	We capitalized most of the interest related to the Stendal mill prior to September 18, 2004.

(2)	We have applied for investment grants from the federal and state governments of Germany and had claims of approximately €0.3 million outstanding at December 31, 2007, all of which was received in 2008, €1.6 million outstanding at December 31, 2006, all of which was received in 2007 and approximately €7.0 million outstanding at December 31, 2005, all of which was received in 2006. In accordance with our accounting policies, we do not record these grants until they are received.

(3)	We do not report the effect of government grants relating to our assets in our income. These grants reduce the cost basis of the assets purchased when the grants are received.

(4)	Excluding intercompany sales.

UNAUDITED PRO-FORMA FINANCIAL DATA

The following unaudited pro-forma financial statements are based on, and should be read in conjunction with our audited financial statements for the year ended December 31, 2008 and unaudited financial statements for the nine months ended September 30, 2009 and related notes thereto, all of which are incorporated by reference into this Offering Circular. See “Incorporation of Documents by Reference”.

The unaudited pro-forma financial statements give effect to the financial impact of the settlement of the Exchange Offer, as if the Exchange Offer was consummated at January 1, 2008. The adjustments for the Exchange Offer on the unaudited pro-forma financial statements also assume that an aggregate of $23,625,000 principal amount of the Old Notes is tendered and exchanged pursuant to the terms of the Exchange Offer.

The unaudited pro-forma financial statements are for informational purposes only and are not indications of future performance.

Unaudited Pro-Forma Consolidated Balance Sheet as at September 30, 2009

	Unadjusted		Adjusted
	Consolidated	Total	Consolidated
	Group	Adjustments	Group(1)

ASSETS
Current assets
Cash and cash equivalents	€51,275	€(215)	€51,060
Cash restricted	—	—	—
Receivables	73,133	—	73,133
Inventories	68,459	—	68,459
Prepaid expenses and other	5,612	—	5,612

Total current assets	€198,479	€(215)	€198,264

Long-term assets
Property, plant and equipment	€874,830	€—	€874,830
Investments	133	—	133
Deferred note issuance and other costs	7,659	(9)	7,650
Deferred income tax	2,232	—	2,232
Note receivable, less current portion	2,316	—	2,316

Total long-term assets	887,170	(9)	887,161

TOTAL ASSETS	€1,085,649	€(224)	€1,085,425

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€99,292	€(200)	€99,092
Pension and other post-retirement benefit obligations	554	—	554
Debt, current portion	28,470	—	28,470

Total current liabilities	128,316	(200)	128,116

Long-term liabilities
Debt, less current portion	795,303	(2,995)	792,308
Unrealized interest rate derivative losses	58,001	—	58,001
Pension and other post-retirement benefit obligations	14,245	—	14,245
Capital leases and other	9,367	—	9,367
Deferred income tax	—	—	—

Total long-term liabilities	876,916	(2,995)	873,921

TOTAL LIABILITIES	1,005,232	(3,195)	1,002,037

	Unadjusted		Adjusted
	Consolidated	Total	Consolidated
	Group	Adjustments	Group(1)

EQUITY
Shareholders’ equity
Share capital	202,844	—	202,844
Paid-in capital	(5,477)	—	(5,477)
Retained earnings (deficit)	(99,984)	2,971	(97,013)
Accumulated other comprehensive income (loss)	22,190	—	22,190

Total shareholders’ equity	119,573	2,971	122,544

Noncontrolling interest (deficit)	(39,156)	—	(39,156)
Total equity	80,417	2,971	83,388

TOTAL LIABILITIES AND EQUITY	€1,085,649	€(224)	€1,085,425

(1)	Adjusted to give effect to the Exchange Offer assuming that an aggregate of $23,625,000 principal amount of the Old Notes is tendered and exchanged as at January 1, 2008.

Unaudited Pro-Forma Interim Consolidated Statements of Operations
For the Nine Months Ended September 30, 2009
(In thousands of Euros, except per share data)

	Unadjusted		Adjusted
	Consolidated	Total	Consolidated
	Group	Adjustments	Group(1)

Revenues
Pulp revenue	€422,412	€—	€422,412
Energy revenue	32,275	—	32,275

	454,687	—	454,687
Costs and expenses
Operating costs	417,596	—	417,596
Operating depreciation and amortization	40,325	—	40,325

	(3,234)	—	(3,234)
Selling, general and administrative expenses	19,797	—	19,797
(Sale) purchase of emission allowances	(389)	—	(389)

Operating income (loss)	(22,642)	—	(22,642)

Operating income (expense)
Interest expense	(48,953)	(824)	(49,777)
Investment income (loss)	(3,044)	—	(3,044)
Foreign exchange gain (loss) on debt	4,533	—	4,533
Unrealized gain (loss) on derivative instruments	(10,889)	—	(10,889)

Total other income (expense)	(58,353)	(824)	(59,177)

Net income (loss) before income taxes	(80,995)	(824)	(81,819)
Income tax benefit (provision) — current	(127)	—	(127)
— deferred	4,989	—	4,989

Net income (loss)	(76,133)	(824)	(76,957)
Less: net loss attributable to noncontrolling interest	11,195	—	11,195

Net income (loss) attributable to common shareholders(2)	€(64,938)	€(824)	€(65,762)

Net income (loss) per share attributable to common shareholders
Basic	€(1.79)		€(1.81)
Diluted	€(1.79)		€(1.81)

(1)	Adjusted to give pro-forma effect to the Exchange Offer, assuming that an aggregate of $23,625,000 principal amount of the Old Notes is tendered and exchanged on January 1, 2008. As at January 1, 2009, an aggregate of $24,005,000 principal amount of Old Notes was outstanding and the foreign exchange rate was €0.7184/$.

(2)	Assuming that all of the Old Notes were tendered and exchanged on January 1, 2008, this Exchange Offer would result in an aggregate net gain of approximately €3.7 million representing the difference between the carrying value of the extinguished Old Notes and the consideration of New Notes. Such gain is non-recurring and so is not included in the above Statement of Operations.

Unaudited Pro-Forma Interim Consolidated Statements of Operations
For the Year Ended December 31, 2008
(In thousands of Euros, except per share data)

	Unadjusted		Adjusted
	Consolidated	Total	Consolidated
	Group	Adjustments	Group(1)

Revenues
Pulp revenue	€689,320	€—	€689,320
Energy revenue	30,971	—	30,971

	720,291	—	720,291
Costs and expenses
Operating costs	626,933	—	626,933
Operating depreciation and amortization	55,484	—	55,484

	37,874	—	37,874
Selling, general and administrative expenses	30,158	—	30,158
(Sale) purchase of emission allowances	(5,613)	—	(5,613)

Operating income (loss)	13,329	—	13,329

Operating income (expense)
Interest expense	(65,756)	(996)	(66,752)
Investment income (loss)	(1,174)	—	(1,174)
Foreign exchange gain (loss) on debt	(4,234)	—	(4,234)
Unrealized gain (loss) on derivative instruments	(25,228)	—	(25,228)

Total other income (expense)	(96,392)	(996)	(97,388)

Net income (loss) before income taxes	(83,063)	(996)	(84,059)
Income tax benefit (provision) — current	(501)	—	(501)
— deferred	(1,976)	—	(1,976)

Net income (loss)	(85,540)	(996)	(86,536)
Less: net loss attributable to noncontrolling interest	13,075	—	13,075

Net income (loss) attributable to common shareholders(2)	€(72,465)	€(996)	€(73,461)

Net income (loss) per share attributable to common shareholders
Basic	€(2.00)		€(2.02)
Diluted	€(2.00)		€(2.02)

(1)	Adjusted to give pro-forma effect to the Exchange Offer, assuming that an aggregate of 23,625,000 principal amount of the Old Notes was tendered and exchanged on January 1, 2009. As at January 1, 2008, an aggregate of $24,005,000 principal amount of Old Notes was outstanding and the foreign exchange rate was €0.6848/$.

(2)	Assuming that all of the Old Notes were tendered and exchanged on January 1, 2008, this Exchange Offer would result in an aggregate net gain of approximately €3.7 million representing the difference between the carrying value of the extinguished Old Notes and the consideration of New Notes. Such gain is non-recurring and so is not included in the above Statement of Operations.

RATIO OF OPERATING EBITDA TO FIXED CHARGES

The following table shows the ratio of Operating EBITDA to fixed charges for Mercer for the periods indicated. In calculating the ratio of Operating EBITDA to fixed charges, Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Mercer uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. The Company considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

	Years Ended December 31,
	2008	2007
	(In thousands, except ratios)

Net income (loss) attributable to common shareholders	€(72,465)	€22,179
Net loss from discontinued operations	—	210
Noncontrolling interest	(13,075)	1,251
Income tax provision	2,477	10,314
Interest expense	65,756	71,400
Investment (income) loss	1,174	(4,453)
Derivative instruments	25,228	(20,357)
Unrealized foreign exchange (gain) loss on debt	4,234	(10,958)

Operating income from continuing operations	13,329	69,586
Add: Depreciation and amortization	55,762	56,658

Operating EBITDA	€69,091	€126,244

Fixed Charges(1)	65,818	71,400
Ratio of Operating EBITDA to fixed charges	1.05	1.77

(1)	Fixed charges consist of interest expense plus capitalized interest.

Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under the accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered as an alternative to net income (loss) attributable to common shareholders or income from operations as a measure of operational performance, nor as an alternative to net cash from operating activities as a measure of liquidity.

Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Operating EBITDA does not reflect: (i) our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, working capital needs; (iii) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our outstanding debt; (iv) non-controlling interests on our Stendal mill operations; (v) the impact of realized or marked to market changes in our derivative positions, which can be substantial; and (vi) the impact of impairment charges against our investments or assets. Because of these limitations, Operating EBITDA should only be considered as a supplemental operational performance measure and should not be considered as a measure of liquidity or cash available to us to invest in the growth of our business. Because all companies do not calculate Operating EBITDA in the same manner, Operating EBITDA as calculated by us may differ from Operating EBITDA or EBITDA as calculated by other companies.

PRICE RANGE OF MERCER COMMON STOCK AND MERCER’S DIVIDEND POLICY

Our common stock is listed on the NASDAQ Global Market under the symbol “MERC” and is listed in U.S. dollars on the Toronto Stock Exchange under the symbol “MRI.U”. The following table sets forth, for the quarters indicated, the high and low sale prices per share of our common stock as reported on the NASDAQ Global Market.

Quarter	High	Low

2009
First Quarter	$2.24	$0.25
Second Quarter	1.24	0.51
Third Quarter	4.37	0.50
Fourth Quarter (through December 17, 2009)	3.68	1.73
2008
First Quarter	$9.02	$6.70
Second Quarter	8.48	6.31
Third Quarter	7.72	3.17
Fourth Quarter	3.66	0.95
2007
First Quarter	$13.74	$11.19
Second Quarter	13.39	9.51
Third Quarter	10.94	7.56
Fourth Quarter	10.10	6.99

On December 17, 2009 the closing price for our common stock as reported on the NASDAQ Global Market was $2.46 per share.

Our Board of Directors has not declared cash dividends on our common stock. Furthermore, the indenture governing our senior notes contains a covenant restricting us from paying dividends (other than dividends payable solely in stock) on our common stock. As a result, it is unlikely that we will pay any dividends on our common stock in the foreseeable future. In any event, the declaration and payment of future dividends by our Board of Directors will be dependent upon our earnings and financial condition, economic and market conditions and other factors deemed relevant by our Board of Directors. Therefore, no assurance can be given as to the amount or timing of the declaration and payment of future dividends.

TERMS OF THE EXCHANGE OFFER

No Recommendation

NEITHER MERCER NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER ANY OLD NOTES OR REFRAIN FROM TENDERING OLD NOTES IN THE EXCHANGE OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER OLD NOTES IN THE EXCHANGE OFFER AND, IF SO, THE AMOUNT OF OLD NOTES TO TENDER. PARTICIPATION IN THE EXCHANGE OFFER IS VOLUNTARY, AND YOU SHOULD CAREFULLY CONSIDER WHETHER TO PARTICIPATE. BEFORE YOU MAKE YOUR DECISION, WE URGE YOU TO CAREFULLY READ THIS OFFERING CIRCULAR IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH IN THE SECTION OF THIS OFFERING CIRCULAR ENTITLED “RISK FACTORS” AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN. WE ALSO URGE YOU TO CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISIONS ON WHAT ACTION, IF ANY, TO TAKE IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

General

We are making the Exchange Offer for up to $23,625,000 aggregate principal amount of our outstanding Old Notes. Upon the terms and subject to the conditions set forth in this Offering Circular and in the Letter of Transmittal, we will accept for exchange any Old Notes that are properly tendered and are not withdrawn prior to the expiration of the Exchange Offer up to an aggregate principal amount of $23,625,000. If more than $23,625,000 aggregate principal amount of Old Notes are tendered, we will accept tenders from each tendering holder of the Old Notes on a pro rata basis. However, in accordance with SEC rules we reserve the right, in our sole discretion, to accept for exchange an additional amount of Old Notes not to exceed 2% of the aggregate principal amount of Old Notes outstanding without amending or extending the Exchange Offer.

We will issue the New Notes in exchange for tendered Old Notes promptly after the Expiration Date.

This Offering Circular and the Letter of Transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the Exchange Offer. The Old Notes may be tendered only in integral multiples of $1,000.

Any Old Notes that are accepted for exchange in the Exchange Offer will be cancelled and retired. Old Notes tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the Exchange Offer. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this Offering Circular or otherwise, all unaccepted Old Notes will be returned, without expense, to the tendering holder as promptly as practicable after the Expiration Date.

Our obligation to accept Old Notes tendered pursuant to the Exchange Offer is limited by the conditions listed below under “— Conditions of the Exchange Offer”.

Old Notes that are not exchanged in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture pursuant to which the Old Notes were issued. Holders of Old Notes do not have any appraisal or dissenters’ rights under the indenture governing the Old Notes or otherwise in connection with the Exchange Offer.

We shall be deemed to have accepted for exchange properly tendered Old Notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of Old Notes who tender their Old Notes in the Exchange Offer for the purposes of receiving the New Notes from us and delivering the New Notes to the exchanging holders. We expressly reserve the right, subject to applicable law, to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “— Conditions of the Exchange Offer”.

Exchange Offer Consideration

We are offering to exchange for each $1,000 principal amount of the Old Notes an amount of our New Notes equal to $1,000 principal amount plus the Accrued and Unpaid Interest.

The New Notes will be issued pursuant to the New Indenture. As of the date of this Offering Circular, an aggregate of $43,811,653 principal amount of New Notes has been issued under the New Indenture in connection with the Private Exchange. We are permitted to issue up to $72,500,000 aggregate principal amount of New Notes under the New Indenture.

Purpose and Background of the Exchange Offer

The Exchange Offer is being made to extend a portion of our outstanding debt by deferring maturity of the portion of our debt represented by the Old Notes through the exchange of the Old Notes for the Exchange Consideration. See “Summary — Purpose of the Exchange Offer”. The tendered Old Notes that are accepted will be cancelled.

Conditions of the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we will not be obligated to accept for exchange validly tendered Old Notes pursuant to the Exchange Offer if the general conditions (as defined below) have not been satisfied with respect to the Old Notes. The Exchange Offer is not conditioned upon any minimum amount of Old Notes being tendered.

For purposes of the foregoing provisions, all of the “general conditions” shall be deemed to have been satisfied on the Expiration Date unless any of the following conditions shall have occurred and be continuing on or after the date of this Offering Circular and before the Expiration Date with respect to the Old Notes:

•	there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets, (ii) a material impairment in the trading market for debt or asset-backed securities, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, Canada or the European Economic Area (whether or not mandatory), (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, Canada or the European Economic Area, (v) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States, Canada or the European Economic Area that would reasonably be expected to have a materially adverse effect on our or our affiliates business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or (vi) any significant adverse change in the United States, German or Canadian securities or financial markets generally, including any event or development in respect of any major domestic competitor, or supplier of ours that, in our judgment, would have a material adverse effect on our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

•	there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Exchange Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

•	there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in our judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates, or which would or might, in our judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Exchange Offer or otherwise adversely affect the Exchange Offer in any material manner;

•	there exists any other actual or threatened legal impediment to the Exchange Offer or any other circumstances that would materially adversely affect the transactions contemplated by the Exchange Offer, or the contemplated benefits of the Exchange Offer to us or our affiliates;

•	there shall have occurred any development which would, in our judgment, materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

•	an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Exchange Offer or materially impair the contemplated benefits to us of the Exchange Offer; or

•	the trustee for the Old Notes objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Exchange Offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Exchange Offer or in the acceptance of Old Notes.

We expressly reserve the right to amend or terminate the Exchange Offer and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above. In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions of the Exchange Offer, in whole or in part. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to both the information agent and the exchange agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

All conditions to the Exchange Offer must be satisfied or waived prior to the expiration of the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.

Procedures for Tendering

The outstanding Old Notes are represented by a global certificate registered in the name of the DTC. DTC is the only registered holder of the Old Notes. DTC facilitates the clearance and settlement of transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Persons that are not participants beneficially own the Old Notes only through DTC participants.

How to tender if you are a beneficial owner but not a DTC participant.

If you beneficially own Old Notes through an account maintained by a broker, dealer, commercial bank, trust company or other DTC participant and you desire to tender Old Notes, you should contact your DTC participant promptly and instruct it to tender your Old Notes on your behalf.

How to tender if you are a DTC participant.

To participate in the Exchange Offer, a DTC participant must:

•	comply with the automated tender offer program procedures of DTC described below; or

•	complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal; (ii) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires; and (iii) mail, deliver or facsimile the Letter of Transmittal to the exchange agent prior to the Expiration Date.

In addition, either:

•	the exchange agent must receive, prior to the Expiration Date, a properly transmitted agent’s message; or

•	the exchange agent must receive, prior to the Expiration Date, a timely confirmation of book-entry transfer of such Old Notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below and the Letter of Transmittal and other documents required by the Letter of Transmittal.

If a DTC participant chooses to tender by delivery of a Letter of Transmittal, to be validly tendered the exchange agent must receive any physical delivery of the Letter of Transmittal and other required documents at its address indicated on the back cover of this Offering Circular and the front cover of the Letter of Transmittal prior to the Expiration Date.

The tender by a holder that is not withdrawn prior to our acceptance of the tender will constitute a binding agreement between the holder and us in accordance with the terms and subject to the conditions described in this Offering Circular and in the Letter of Transmittal.

The method of delivery of the Letter of Transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the Expiration Date. You should not send the Letter of Transmittal to us.

Signatures and signature guarantees.

If you are using a Letter of Transmittal or notice of withdrawal, you must have signatures guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. (“FINRA”), a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal. Signature guarantees are not required, however, if the Old Notes are tendered for the account of a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

Tendering through DTC’s ATOP.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s ATOP to tender. DTC participants may, instead of physically completing and signing the Letter of Transmittal and delivering it to the exchange agent, transmit an acceptance of the Exchange Offer electronically. DTC participants may do so by causing DTC to transfer the Old Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a DTC participant in its ATOP that it is tendering Old Notes that are the subject of such book-entry confirmation;

•	such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal; and

•	the agreement may be enforced against such DTC participant.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Old Notes. We reserve the absolute right to reject any and all Old Notes not validly tendered or any Old Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities either before or after the Expiration Date. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within a time period that we will determine. Neither we, the information agent, the exchange agent nor any other person will have any duty to give notification of any defects or irregularities, nor will any of us or them incur any liability for failure to give such notification. Tenders of Old Notes will not be considered to have been made until any defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, via the facilities of DTC, as soon as practicable following the expiration date.

Acceptance; Exchange of Old Notes

On the Expiration Date, the exchange agent will tender to us the aggregate principal amount of Old Notes tendered for exchange in the offer whereupon we will deliver to the exchange agent for delivery to tendering holders of the Old Notes, for every $1,000 principal amount of Old Notes tendered, an amount of New Notes equal to $1,000 principal amount plus the Accrued and Unpaid Interest.

We will issue the New Notes and cause them to be delivered, upon the terms of the Exchange Offer and applicable law, upon exchange of Old Notes validly tendered in the Exchange Offer promptly after the Expiration Date and our acceptance of the validly tendered Old Notes. For purposes of the Exchange Offer, we will be deemed to have accepted for exchange validly tendered Old Notes or defectively tendered Old Notes with respect to which we have waived such defect, when, as and if we give written or oral notice of such acceptance to the exchange agent.

We will exchange the Old Notes accepted for exchange by us pursuant to the Exchange Offer by depositing the New Notes with the exchange agent. The exchange agent will act as your agent for the purpose of receiving the New Notes from us and transmitting such New Notes to you.

In all cases, issuance of the New Notes for Old Notes accepted for exchange by us pursuant to the Exchange Offer will be made promptly after the Expiration Date and will be credited by the exchange agent to the appropriate account at DTC, subject to receipt by the exchange agent of:

•	timely confirmation of a book-entry transfer of the Old Notes into the exchange agent’s account at DTC, pursuant to the procedures set forth in “— Procedures for Tendering” above;

•	a properly transmitted agent’s message; and

•	any other documents required by the Letter of Transmittal.

By tendering Old Notes pursuant to the Exchange Offer, the holder will be deemed to have represented and warranted that such holder has full power and authority to tender, sell, assign and transfer the Old Notes tendered thereby and that when such Old Notes are accepted for exchange by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The holder will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the exchange agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the Old Notes tendered thereby.

By tendering Old Notes pursuant to the Exchange Offer, the holder will be deemed to have agreed that the delivery and surrender of the Old Notes is not effective, and the risk of loss of the Old Notes does not pass to the exchange agent, until receipt by the exchange agent of a properly transmitted agent’s message together with all accompanying evidences of authority and any other required documents in form satisfactory to us.

We may transfer or assign, in whole or from time to time in part, to one or more of our affiliates or any third party the right to purchase all or any of the Old Notes tendered pursuant to the Exchange Offer, but any such transfer or assignment will not relieve us of our obligations under the Exchange Offer and will in no way prejudice the rights of tendering holders of Old Notes to receive payment for Old Notes validly tendered and not validly withdrawn and accepted for exchange pursuant to the Exchange Offer.

Return of Unaccepted Old Notes

If any tendered Old Notes are not accepted for payment for any reason pursuant to the terms and conditions of the Exchange Offer, such Old Notes will be returned without expense to the tendering holder or, in the case of Old Notes tendered by book-entry transfer, such Old Notes will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Old Notes, in each case, promptly following the Expiration Date or the termination of the Exchange Offer.

Expiration Date; Extensions; Termination; Amendment

The Exchange Offer will expire at 5:00 p.m., New York City time, on the Expiration Date, unless we have extended the period of time that the Exchange Offer is open.

We reserve the right to extend the period of time that the Exchange Offer is open, and delay acceptance for exchange of any Old Notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 5:00 p.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any extension, all Old Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn.

In addition, we reserve the right to:

•	terminate or amend the Exchange Offer and not to accept for exchange any Old Notes not previously accepted for exchange upon the occurrence of any of the events specified above under “— Conditions of the Exchange Offer” that have not been waived by us; and

•	amend the terms of the Exchange Offer in any manner permitted or not prohibited by law.

If we terminate or amend the Exchange Offer, we will notify the exchange agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer and extend the Exchange Offer, each if required by law, to ensure that the Exchange Offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

If we make a change in the principal amount of Old Notes sought or the amount of New Notes to be issued, we will promptly disseminate disclosure regarding the changes and extend the Exchange Offer, each if required by law, to ensure that the Exchange Offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes; provided that we will not be required to amend or extend the Exchange Offer if we increase the principal amount of Old Notes sought by an amount not exceeding 2% of the outstanding principal amount of the Old Notes.

If, for any reason, acceptance for exchange of, or payment for, validly tendered Old Notes pursuant to the Exchange Offer is delayed, or we are unable to accept for exchange of validly tendered Old Notes pursuant to the Exchange Offer, then the exchange agent may, nevertheless, on our behalf, retain the tendered Old Notes, without prejudice to our rights described herein, but subject to applicable law and Rule 14e-l under the Exchange Act, which requires that we pay the consideration offered or return the Old Notes tendered promptly after the termination or withdrawal of the Exchange Offer.

Settlement Date

The Settlement Date in respect of any Old Notes that are validly tendered prior to the Expiration Date and accepted by us is expected to occur promptly following the Expiration Date and is anticipated to be January 26, 2010.

Withdrawal of Tenders

Old Notes tendered may be validly withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date, but not thereafter. If the Exchange Offer is terminated, the Old Notes tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders.

For a withdrawal of Old Notes to be effective, the exchange agent must receive a written or facsimile transmission containing a notice of withdrawal before 5:00 p.m., New York City time, on the Expiration Date by a properly transmitted “Request Message” through ATOP. Such notice of withdrawal must (i) specify the name of the holder of Old Notes who tendered the Old Notes to be withdrawn, (ii) contain a description of the Old Notes to be withdrawn and the aggregate principal amount represented by such Old Notes, (iii) contain a statement that such holder of Old Notes is withdrawing the election to tender their Old Notes, and (iv) be signed by the holder of such Old Notes in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes. Any notice of withdrawal must identify the Old Notes to be withdrawn, including the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC. Withdrawal of Old Notes may only be accomplished in accordance with the foregoing procedures.

Old Notes validly withdrawn may thereafter be re-tendered at any time before 5:00 p.m., New York City time, on the Expiration Date by following the procedures described under “— Procedures for Tendering”.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender, in our sole discretion, which determination shall be final and binding. None of Mercer, the information agent, the exchange agent, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Fees and Expenses

Tendering holders of outstanding notes will not be required to pay any expenses of soliciting tenders in the Exchange Offer. However, if a tendering holder handles the transactions through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions. We will bear the fees and expenses of soliciting tenders for the Exchange Offer. The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by our officers and other employees. We will also pay the information agent and the exchange agent reasonable out-of-pocket expenses and we will indemnify each of the information agent and the exchange agent against certain liabilities and expenses in connection with the Exchange Offer, including liabilities under the federal securities laws.

Transfer Taxes

We are not aware of any obligation of holders who tender their Old Notes in the Exchange Offer to pay any transfer taxes. However, if transfer tax would apply to the Exchange Offer, then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted to us by the tendering holder, the amount of such transfer taxes will be billed directly to the tendering holder.

Future Purchases

Following completion of the Exchange Offer, we or our affiliates may repurchase any Old Notes that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of Old Notes that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any Old Notes other than pursuant to the Exchange Offer until ten business days after the Expiration Date of the Exchange Offer, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

Accounting Treatment

The Old Notes are being exchanged for New Notes. Due to the terms of the Exchange Offer, it will be accounted for as an extinguishment of a debt instrument. Consequently, the value attributed to the Old Notes will be written-off and the New Notes will be recorded at fair value with the net difference recorded in gain on extinguishment of debt in the income statement. The New Note value will subsequently be accreted over the life of the New Notes with a corresponding adjustment to interest expense. Any note issuance costs associated with the New Notes will be capitalized and amortized over the life of the New Notes, while the note issuance costs associated with the Old Notes will be written-off to gain on extinguishment of debt in the income statement.

Resale of New Notes Received Pursuant to the Exchange Offer

This Exchange Offer is being made pursuant to an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act. Consistent with past interpretations of Section 3(a)(9) by the staff of the SEC the New Notes received in exchange for the Old Notes tendered pursuant to the Exchange Offer will be freely transferable without registration under the Securities Act and without regard to any holding period by those tendering holders who are not our “affiliates” (as defined in the Securities Act) because the Old Notes were originally issued in 2003 and have met the minimum holding period requirements under Rule 144 of the Securities Act (“Rule 144”) or have been sold pursuant to a registration statement registering such resale with the SEC. The New Notes issued pursuant to the Exchange Offer to a holder of Old Notes who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144, and the holding period of Old Notes tendered by such recipients can be tacked to the New Notes received in exchange for the Old Notes for the purpose of satisfying the holding period requirements of Rule 144.

Compliance with Securities Laws

We are making the Exchange Offer to all holders of outstanding Old Notes. We are not aware of any jurisdiction in which the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Exchange Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Exchange Offer will not be made to, nor will tenders of Old Notes be accepted from or on behalf of, the holders of Old Notes residing in any such jurisdiction. The Exchange Offer will not be made in any jurisdiction where the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer.

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of our New Notes or the possession, circulation or distribution of this Offering Circular or any other material relating to us or our New Notes in any jurisdiction where action for that purpose is required. Accordingly, none of our New Notes may be offered or sold, directly or indirectly, and neither this Offering Circular nor any other offering material or advertisement in connection with our New Notes may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This Offering Circular does not constitute an offer to sell or a solicitation of any offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this Offering Circular comes are advised to inform themselves about and to observe any restrictions relating to this Exchange Offer, the distribution of this Offering Circular, and the resale of the New Notes.

European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), no offer to the public of our New Notes as contemplated by this document may be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our New Notes may be made at any time under the following exemptions under the Prospectus Directive, to the extent those exemptions have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of our New Notes shall result in a requirement for the publication by us of a Prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public”, in relation to our New Notes in any Relevant Member State, means the communication in any form and by any means of sufficient information on the terms of the Exchange Offer and our New Notes to be offered so as to enable an investor to decide to exchange for our New Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This Offering Circular has been prepared on the basis that all offers of our New Notes will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the EEA, from the requirement to produce a Prospectus for offers of such New Notes. Accordingly any person making or intending to make any offer within the EEA of New Notes which are the subject of the placement contemplated in this document should only do so in circumstances in which no obligation arises for us to produce a Prospectus for such offer. We have not authorized, nor do we authorize, the making of any offer of such New Notes through any financial intermediary.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any of our New Notes under, the offer contemplated in this Offering Circular will be deemed to have represented, warranted and agreed to and with us that (a) it is a qualified investor within the meaning of the law of the Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and (b) in the case of any of New Notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) our New Notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive; or (ii) where our New Notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those New Notes to it is not treated under the Prospectus Directive as having been made to such persons.

United Kingdom

This Offering Circular is only being distributed to and directed at (i) persons outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons, “Relevant Persons”). Our New Notes are only available to, and any invitation, offer or agreement to subscribe or otherwise acquire such securities will be engaged in only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this document or any of its contents.

Additional Information

Pursuant to Exchange Act Rule 13e-4 we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the Exchange Offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the Exchange Offer and to report the final results of the Exchange Offer as required by Exchange Act Rule 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “Available Information” and “Documents Incorporated by Reference”.

DESCRIPTION OF THE NEW NOTES

The New Notes will be issued under the New Indenture between us and Wells Fargo Bank, National Association, as Trustee. A copy of the New Indenture is filed as an Exhibit to our Current Report on Form 8-K dated December 10, 2009 and filed with the SEC on December 11, 2009. The following summarizes some, but not all, provisions of the New Notes and the New Indenture. We urge you to read the New Indenture because the New Indenture, and not this description, defines your rights as a holder of the New Notes and this summary is subject to and is qualified by reference to all the provisions of the New Indenture. Terms not defined in this description have the meanings given to them in the New Indenture or the form of certificate evidencing the New Notes, as the case may be. Whenever particular provisions or defined terms of the New Indenture or form of certificate evidencing the New Notes are referred to, these provisions or defined terms are incorporated in this Offering Circular by reference.

General

The New Notes will be general unsecured senior subordinated obligations of Mercer and will be subordinate in right of payment to certain of our existing and future senior indebtedness as described under “— Subordination of New Notes.” The New Notes are convertible into our shares of common stock as described under “— Conversion of New Notes.” The New Notes are limited to $72,500,000 aggregate principal amount and an aggregate of $43,811,653 principal amount has been issued under the New Indenture in connection with the Private Exchange. The New Notes are issued in denominations of $1,000 and integral multiples of $1.00 in excess thereof. The New Notes will mature on January 15, 2011, unless earlier redeemed at our option or purchased by us at your option upon a change in control.

Neither we nor our subsidiaries are restricted from paying dividends or issuing or repurchasing our securities under the New Indenture. Although there are some limits on the ability of Mercer to incur additional senior indebtedness in the New Indenture, there are no limits on overall indebtedness or indebtedness of our subsidiaries, which is effectively senior to the New Notes. In addition, there are no financial covenants in the New Indenture. You are not protected under the New Indenture in the event of a highly leveraged transaction or a change in control of Mercer, except to the extent described under “— Purchase of Notes at the Option of Holders Upon a Change in Control.”

The New Notes will bear interest at the annual rate of 8.5%. Interest will be payable on January 15 and July 15 of each year, beginning July 15, 2010, subject to limited exceptions if the New Notes are redeemed or purchased prior to the interest payment date. The record dates for the payment of interest are January 1 and July 1. We may, at our option, pay interest on the New Notes by check mailed to the holders. However, a holder with an aggregate principal amount in excess of $1.0 million will be paid by wire transfer in immediately available funds upon its election if the holder has provided us with wire transfer instructions at least 10 business days prior to the payment date. Interest on the New Notes is paid on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the New Notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it had been paid on the original due date and no interest will accrue on the payment for the additional period of time. The New Notes will accrue interest from December 10, 2009.

The New Notes may be presented for registration, transfer or exchange at the corporate trust office of the Trustee in New York, New York, or at such other office or agency that we will maintain for such purpose in New York City. This office is an office or agency of the Trustee. There is no service charge for any registration of transfer or exchange of the New Notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of New Notes

You have the right, at your option, to convert your New Notes into our shares of common stock at any time until the close of business on the last business day prior to maturity, unless previously redeemed or purchased, at the conversion price of $3.30 per share, subject to the adjustments described below. This is equivalent to a conversion rate of approximately 303 shares per $1,000 principal amount of New Notes.

In general, we will not pay accrued interest on any New Notes that are converted into shares of common stock. If a holder of New Notes converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those New Notes, notwithstanding the conversion of those New Notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that the holder surrenders New Notes for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, to a holder that converts New Notes that are called by us for redemption or subject to purchase following a change in control after a record date for an interest payment but on or prior to the corresponding interest payment date. Accordingly, if we elect to redeem New Notes or offer to purchase such notes following a change in control in a date that is after a record date for the payment of interest on New Notes of any holder, but on or prior to the corresponding interest payment date, and such holder chooses to convert those New Notes, the holder will not be required to pay us, at the time that holder surrenders those New Notes for conversion, the amount of interest it will receive on the interest payment date.

We will pay interest to a person other than the holder of record on the record date if we elect to redeem the New Notes or offer to purchase notes following a change in control on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the New Notes being redeemed or repurchased to, but not including, the redemption date or repurchase date, as applicable, to the same person to whom we will pay the principal of those New Notes.

We will not issue fractional shares of our common stock upon conversion of New Notes. Instead, we will pay cash for the fractional amount based upon the closing market price of the shares of our common stock on the last trading day prior to the date of conversion.

If the New Notes are called for redemption or are subject to purchase following a change in control, your conversion rights on the New Notes called for redemption or so subject to purchase will expire at the close of business on the last business day before the redemption date or purchase date, as the case may be, or such earlier date as the New Notes are presented for redemption or for purchase, unless we default in the payment of the redemption price or purchase price, in which case your conversion right will terminate at the close of business on the date the default is cured and the New Notes are redeemed or purchased. If you have submitted New Notes for purchase upon a change in control, you may only convert those New Notes if you withdraw the election in accordance with the New Indenture.

We will adjust the conversion price upon the occurrence of:

1. the issuance of shares of our common stock as a dividend or distribution on our shares of common stock;

2. the subdivision or combination of our outstanding shares of common stock;

3. the issuance to all or substantially all holders of our shares of common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our shares of common stock, or securities convertible into our shares of common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration;

4. the distribution to all or substantially all holders of our shares of common stock of shares of our capital stock, evidences of indebtedness (including convertible or exchangeable indebtedness) or other non-cash assets, or rights or warrants, excluding: dividends, distributions and rights or warrants referred to in clause (1) or (3) above; dividends or distributions exclusively in cash referred to in clause (5) below; and distribution of rights to all holders of shares of beneficial interest pursuant to an adoption or amendment of a shareholder rights plan;

5. the dividend or distribution, consisting exclusively of cash, to all or substantially all holders of our shares of common stock; and

6. the purchase of our shares of common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration per share of common stock that exceeds the closing sale price per share of our shares of common stock on the trading day next succeeding the last date on which tenders may be made pursuant to such tender offer.

If we implement a shareholder rights plan, we will be required under the New Indenture to provide that the holders of New Notes will receive the rights upon conversion of the New Notes, whether or not these rights were separated from the shares of common stock prior to conversion, subject to certain limited exceptions. See “Description of Capital Stock”.

In the event of:

•	any reclassification of our shares of common stock;

•	a consolidation, merger or combination involving Mercer; or

•	a sale or conveyance to another person of the property and assets of Mercer as an entirety or substantially as an entirety;

in which holders of our outstanding shares of common stock would be entitled to receive stock, other securities, other property, assets or cash for their shares of common stock, holders of New Notes will generally be entitled to convert their New Notes into the same type of consideration received by holders of shares of common stock immediately prior to one of these types of events.

You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

We are permitted to reduce the conversion price of the New Notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in our best interest; provided that no such reduction shall be permitted which would require shareholder approval under NASDAQ Stock Market rules. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our shares of common stock in connection with a dividend or distribution of stock or similar event, provided that no such reduction shall be permitted which would require shareholder approval under NASDAQ Stock Market rules.

No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our shares of common stock or any securities convertible into or exchangeable for our shares of common stock or the right to purchase our shares of common stock or such convertible or exchangeable securities.

Subordination of Notes

The payment of the principal and interest on the New Notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the New Notes (except in permitted junior securities). If the New Notes are accelerated because of an event of default, we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the New Note holders. The New Indenture will require that we must promptly notify holders of senior indebtedness if payment of the New Notes is accelerated because of an event of default under the New Indenture.

We may not make any payment on the New Notes (except for junior permitted securities) or purchase or otherwise acquire the New Notes if:

•	a default in the payment of any designated senior indebtedness occurs and is continuing beyond any applicable period of grace; or

•	any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the Trustee receives a payment blockage notice from Mercer or other person permitted to give such notice under the New Indenture.

We are required to resume payments on the New Notes:

•	in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

•	in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

No new payment blockage notice may be given until:

•	365 days have elapsed since the effectiveness of the immediately prior payment blockage notice; and

•	all scheduled payments on the New Notes that have come due have been paid in full.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the New Notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the New Indenture.

If either the Trustee or any holder of New Notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

Our subsidiaries are separate and distinct legal entities. Our present subsidiaries have no obligation, and any subsidiaries we establish or acquire in the future will have no obligation, to guarantee the New Notes or pay any amounts due on the New Notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments other than certain management fees and interest on shareholder loans. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries’ earnings and could be subject to contractual or statutory restrictions. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the New Notes to participate in those assets, is structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. See “Risk Factors — We are a holding company and we are substantially dependent on cash provided by our subsidiaries to meet our debt service obligations under the New Notes”.

As of September 30, 2009, Mercer had approximately €214.3 million of senior indebtedness outstanding, including accrued interest. As of September 30, 2009, our subsidiaries had approximately €740.7 million of outstanding indebtedness and liabilities including trade payables (excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with GAAP) to which the New Notes are effectively subordinated.

We may from time to time incur senior or other indebtedness and other liabilities, subject to the limited restrictions described in “— Certain Covenants”. If we incur senior or other debt, our ability to pay our obligations on the New Notes could be affected.

We are obligated to pay reasonable compensation to the Trustee. We will indemnify the Trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The Trustee’s claims for such payments will be senior to the claims of the New Note holders.

The term “designated senior indebtedness” means any senior indebtedness existing as of the date of the New Indenture or in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is “designated senior indebtedness” for purposes of the New Indenture (provided that the instrument, agreement or other document creating or evidencing the indebtedness may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).

The term “hedging obligations” means with respect to any specified person, the obligations of such person, contingent or otherwise, with respect to an interest rate, currency or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement, provided that such hedging is not incurred primarily for speculative purposes as determined in good faith by the board of directors.

The term “indebtedness” means:

1. all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, notes, debentures or similar instruments, whether or not the recourse of the lender is to the whole of the assets of Mercer or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

2. all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers’ acceptances;

3. all of our obligations and liabilities, contingent or otherwise, in respect of (A) leases required, in conformity with U.S. generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet, or (B) under other leases for facilities, equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

4. all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed-upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

5. all of our hedging obligations;

6. all of our direct or indirect guaranties or similar agreements by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5);

7. all indebtedness of others secured by a lien on any of our assets (whether or not such indebtedness is assumed by us); and

8. any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (7).

The term “senior indebtedness” means the principal and interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of Mercer whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the New Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Mercer, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

1. indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the New Notes or expressly provides that such indebtedness is pari passu or junior to the New Notes;

2. any indebtedness to any of our majority-owned subsidiaries, other than indebtedness to our subsidiaries arising by reason of guarantees by us of indebtedness of such subsidiary to a person that is not our subsidiary;

3. any indebtedness of or amounts owed by us for compensation to our employees, for goods or materials we purchased in the ordinary course of business, or for services;

4. any liability for federal, state or local taxes or other taxes, owed or owing by Mercer;

5. the portion of any indebtedness that is incurred in violation of the New Indenture; and

6. the New Notes issued pursuant to the New Indenture.

The term “permitted junior securities” means shares of common stock in Mercer or debt securities that are subordinated to all senior indebtedness (and any debt securities issued in exchange for senior indebtedness) to substantially the same extent as, or to a greater extent than, the New Notes are subordinated to senior indebtedness under the New Indenture.

Optional Redemption

The New Notes may not be redeemed at our option prior to July 15, 2011. Thereafter the New Notes may be redeemed at our option in whole, or in part, upon not less than 30 nor more than 60 days’ notice by mail to holders of the New Notes at 100% of the principal amount of the New Notes together with accrued and unpaid interest, if any, up to, but not including, the redemption date.

If fewer than all of the New Notes are to be redeemed, the Trustee will select the New Notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any New Note is to be redeemed in part only, a replacement New Note in principal amount equal to the unredeemed principal portion will be issued. If a portion of a holder’s New Notes is selected for partial redemption and a holder converts a portion of its New Notes, the converted portion will be deemed to be of the portion selected for redemption.

No sinking fund is provided for the New Notes.

Purchase of New Notes at the Option of Holders upon a Change in Control

If a change in control occurs, you will have the right to require us to purchase all or any part of your New Notes 30 business days after the occurrence of such change in control at a purchase price equal to 100% of the principal amount of the New Notes together with accrued and unpaid interest, if any, up to, but excluding, the purchase date. New Notes submitted for purchase must be in integral multiples of $1,000 or integral multiples of $1.00 in excess thereof. We will mail to the Trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of such change in control. This notice shall state certain specified information, including:

•	information about and the terms and conditions of the change in control;

•	information about the holders’ right to convert the New Notes;

•	the holders’ right to require us to purchase the New Notes;

•	the procedures required for exercise of the purchase option upon the change in control; and

•	the name and address of the paying agent.

You must deliver written notice of your exercise of this purchase right to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. The written notice must specify the New Notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. A change in control will be deemed to have occurred if any of the following occurs:

•	any “person” or “group” is or becomes the “beneficial owner”, directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

•	during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by our shareholders, was approved by a vote of a majority of the directors who were either directors at the beginning of such period or whose election or nomination for election was approved by the board of directors or nominating committee thereof, the majority of the members of which meet the above criteria) cease for any reason to constitute a majority of our board of directors then in office;

•	we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that “beneficially owned”, directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own”, directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

•	the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of Mercer (whether or not otherwise in compliance with the New Indenture).

For purposes of this change in control definition:

•	the terms “person” and “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act, or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

•	the term a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the New Indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the “person” or “group” or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

•	the term “beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

•	the term “unissued shares” means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

•	the term “voting stock” means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, or managers.

The term “all or substantially all” as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure holders of New Notes how a court would interpret this phrase under applicable law if a holder elects to exercise its rights following the occurrence of a transaction which it believes constitutes a transfer of “all or substantially all” of our assets.

We will under the New Indenture:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all applicable federal, state and other securities laws in connection with any offer by us to purchase the notes upon a change in control.

Mercer will not be required to purchase the New Notes upon a change in control if a third party makes an offer to purchase the New Notes in the manner, at the time and otherwise in compliance with the requirements set forth in the New Indenture applicable to an offer to purchase upon a change in control made by Mercer and purchases all New Notes properly tendered and not withdrawn under such offer. In addition, Mercer is not required to make an offer to purchase upon a change of control if a notice of redemption has been given pursuant to the optional redemption provisions of the New Notes.

This change in control purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, other than certain senior indebtedness of Mercer, under the New Indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the New Notes.

Certain of our debt agreements that we may enter into in the future may prohibit our redemption or repurchase of the New Notes and provide that a change in control constitutes an event of default.

We may not purchase any note at any time when the subordination provisions of the New Indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the New Notes when required, this failure will constitute an event of default under the New Indenture whether or not repurchase is permitted by the subordination provisions of the New Indenture.

If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the New Notes tendered by holders. In addition, we may in the future incur debt that has similar change of control provisions that permit holders of this future debt to accelerate or require us to repurchase this future debt upon the occurrence of events similar to a change in control. Our failure to repurchase the New Notes upon a change in control where holders have properly exercised their repurchase rights will result in an event of default under the New Indenture, whether or not the purchase is permitted by the subordination provisions of the New Indenture. See “Risk Factors — We may not have sufficient funds or may be restricted in our ability to repurchase the New Notes upon a change of control”.

Certain Covenants

The following covenants apply to Mercer but not, except as specifically provided, to our subsidiaries.

Limitation on Incurrence of Additional Senior Indebtedness

We will not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any senior indebtedness, except:

1. indebtedness that is outstanding on the date of the New Indenture;

2. hedging obligations;

3. additional senior indebtedness in aggregate principal amount (or accreted value, if applicable) at any time not exceeding €15 million;

4. indebtedness incurred in connection with the acquisition of a business, the primary business of which is related, ancillary or complementary to the pulp, paper, solid wood or forest products business;

5. indebtedness incurred to refund, refinance or replace any senior indebtedness or any indebtedness of our subsidiaries outstanding on the date of the New Indenture or incurred pursuant to loan or credit agreements in effect on the date of the New Indenture and any further refinancings thereof;

6. guarantees of indebtedness or other obligations or liabilities of our subsidiaries.

None of our subsidiaries established after the date of the New Indenture may incur indebtedness unless such subsidiary is primarily engaged in a business other than investing in securities of us.

Limitation on Liens

We will not create, incur, assume or otherwise cause or suffer to exist or become effective any lien of any kind (other than permitted liens) upon any of our property or assets, now owned or hereafter acquired (including shares of our subsidiaries), unless all payments due under the New Indenture and the New Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a lien.

The term “permitted liens” means:

1. liens securing our senior indebtedness permitted by the terms of the New Indenture to be incurred;

2. liens securing purchase money obligations incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Mercer or our subsidiaries;

3. liens securing debt assumed in connection with the acquisition of other businesses permitted by the terms of the New Indenture;

4. liens in favor of us;

5. liens on property of a person existing at the time such person is merged with or into or consolidated with us; provided that such liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the person merged into or consolidated with us;

6. liens securing hedging obligations, provided that such hedging obligations are permitted under the New Indenture;

7. liens on property existing at the time of acquisition of the property by us, provided that such liens were not incurred in contemplation of such acquisition;

8. liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature;

9. liens existing on the date of the New Indenture;

10. liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

11. liens arising out of judgments or awards arising from legal proceedings being contested in good faith by appropriate proceedings and execution thereof is stayed;

12. liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

13. other liens incurred in the ordinary course of business of Mercer with respect to obligations that do not exceed €4 million at any one time outstanding; and

14. any extension, renewal or replacement, in whole or part, or any permitted lien described above, provided that any such lien so extended, renewed or replaced shall not extend to other property of Mercer other than such item of property covered by such lien or by improvement thereon or additions or accessions thereto.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

•	the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States, or the District of Columbia or any province of Canada and assumes our obligations on the New Notes and under the New Indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions specified in the New Indenture are met.

Events of Default

Each of the following will constitute an event of default under the New Indenture:

1. we fail to pay principal on any New Note when due, whether or not prohibited by the subordination provisions of the New Indenture;

2. we fail to pay any interest on any New Note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the New Indenture;

3. we fail to perform any other agreement required of us in the New Indenture if such failure continues for 60 days after notice is given in accordance with the New Indenture;

4. we fail to pay the purchase price of any New Note when due, whether or not prohibited by the subordination provisions of the New Indenture;

5. we fail to provide timely notice of a change in control if such failure continues for 30 days after such change of control;

6. any indebtedness for money borrowed by us or one of our significant subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly, or indirectly, by us) in an aggregate outstanding principal amount in excess of €10 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such acceleration is not cured or rescinded, within 30 days after written notice as provided in the New Indenture; and

7. certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

For purposes of the above, “significant subsidiary” has the meaning given to that term in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act as such regulation is in effect as of the date hereof.

If an event of default, other than an event of default described in clause (7) above with respect to us, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding New Notes may declare the principal amount of the New Notes to be due and payable immediately. If an event of default described in clause (7) above occurs with respect to us, the principal amount of the New Notes will automatically become immediately due and payable. Any payment by us on the New Notes following any acceleration will be subject to the subordination provisions described above.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the New Notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

Subject to the Trustee’s duties in the case of an event of default, the Trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the Trustee reasonable indemnity. Subject to the New Indenture, applicable law and the Trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the New Notes.

No holder will have any right to institute any proceeding under the New Indenture or for the appointment of a receiver or a trustee, or for any other remedy under the New Indenture unless:

•	the holder has previously given the Trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the New Notes then outstanding have made a written request and have offered reasonable indemnity to the Trustee to institute such proceeding as trustee; and

•	the Trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the New Notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal or interest on any New Note on or after the applicable due date or the right to convert the note in accordance with the New Indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding New Notes may waive any default or event of default unless:

•	we fail to pay principal or interest on any New Note when due; or

•	we fail to comply with any of the provisions of the New Indenture that would require the consent of the holder of each outstanding New Note affected.

We are required to furnish to the Trustee, on an annual basis, a statement by our officers as to whether or not Mercer, to the officer’s knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the New Indenture, specifying any known defaults.

Modification and Waiver

We and the Trustee may amend or supplement the New Indenture or the New Notes with the consent of the holders of a majority in aggregate principal amount of the outstanding New Notes. In addition, the holders of a majority in aggregate principal amount of the outstanding New Notes may waive our compliance in any instance with any provision of the New Indenture without notice to the New Note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding New Note affected thereby if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of, or interest on, any New Note;

•	reduce the principal amount of, or interest on, any New Note;

•	reduce the amount of principal payable upon acceleration of the maturity of any New Note;

•	change the place or currency of payment of principal or interest on, any New Note;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, any New Note;

•	modify the provisions with respect to the purchase right of the holders upon a change in control in a manner adverse to holders;

•	modify the subordination provisions in a manner materially adverse to the holders of New Notes;

•	reduce the percentage in principal amount of outstanding New Notes required for modification or amendment of the New Indenture;

•	reduce the percentage in principal amount of outstanding New Notes necessary for waiver of compliance with certain provisions of the New Indenture or for waiver of certain defaults; or

•	modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected New Note holder.

We and the Trustee may amend or supplement the New Indenture or the New Notes without notice to, or the consent of, the New Note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not, in the good faith opinion of our board of directors, adversely affect the rights of any New Note holder.

Satisfaction and Discharge

We may discharge our obligations under the New Indenture while New Notes remain outstanding if (1) all outstanding New Notes have or will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the Trustee or a paying agent an amount sufficient to pay and discharge all outstanding New Notes on the date of their scheduled maturity or the scheduled date of redemption, including interest provided, however, that the foregoing shall not discharge our obligation to effect registration of transfer or exchange of securities in accordance with the terms of the New Indenture.

Transfer and Exchange

We have initially appointed the Trustee as the security registrar and paying agent, acting through its corporate trust office. We reserve the right to:

•	vary or terminate the appointment of the security registrar or paying agent;

•	act as the paying agent;

•	appoint additional paying agents; or

•	approve any change in the office through which any security registrar or any paying agent acts.

Purchase and Cancellation

All New Notes surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any person other than the Trustee, be delivered to the Trustee. All New Notes delivered to the Trustee shall be cancelled promptly by the Trustee. No New Notes shall be authenticated in exchange for any New Notes cancelled as provided in the New Indenture.

We may, to the extent permitted by law, purchase New Notes in the open market or by tender offer at any price or by private agreement. Any New Notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the Trustee for cancellation. Any New Notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any New Notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of New Note holders.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost New Notes at your expense upon delivery to the Trustee of the mutilated New Notes, or evidence of the loss, theft or destruction of the New Notes satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed New Note, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of such New Note before a replacement New Note will be issued.

Governing Law

The New Indenture and the New Notes are governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Wells Fargo Bank, National Association serves as the Trustee under the New Indenture. The Trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act of 1939, if the Trustee acquires any conflicting interest and there exists a default with respect to the New Notes, the Trustee must eliminate such conflict or resign.

The holders of a majority in principal amount of all outstanding New Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee. However, any such direction may not conflict with any law or the New Indenture, may not be unduly prejudicial to the rights of another holder or the Trustee and may not involve the Trustee in personal liability.

Book-Entry, Delivery and Form

We will initially issue the New Notes in the form of one or more permanent global securities. The global security will be deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC.

Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. The New Notes exchanged under this Exchange Offer will be represented by new unrestricted global securities.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC, called “participants”, and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, called, the “indirect participants”, that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of New Notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial recipients of the New Notes. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability of holders to transfer or pledge beneficial interests in the global security.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the New Indenture and the New Notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, a holder will not be entitled to have the New Notes represented by the global security registered in its name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of and interest on the New Notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither Mercer, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of or interest on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a definitive New Note for any reason, including to sell New Notes to persons in jurisdictions that require such delivery of such notes or to pledge such notes, such holder must transfer its interest in the relevant global note in accordance with the normal procedures of DTC and the procedures set forth in the New Indenture.

Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time) and certification to the Trustee according to the procedures specified in the New Indenture. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global note for a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transactions interests in the global note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such date. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

DTC has advised us that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the New Notes, DTC will exchange the global security for certificated securities which it will distribute to its participants. Although we expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance or nonperformance by DTC, Euroclear or Clearstream or their participants or indirect participants or their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC, Clearstream, Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

COMPARISON BETWEEN THE MATERIAL TERMS OF THE OLD NOTES
AND THE NEW NOTES

The comparison of selected terms between the Old Notes and the New Notes illustrated in this section is qualified in its entirety by information contained in this Offering Circular, the applicable indenture and other documents governing the Old Notes and the New Notes, copies of which will be provided on request to Mercer at the address set forth under “Documents Incorporated by Reference”.

	Old Notes	New Notes

Notes Offered	$82,500,000 aggregate principal amount of 8.5% convertible senior subordinated notes due October 15, 2010. Following completion of the Private Exchange, an aggregate of $24,005,000 of the Old Notes remain outstanding.	Up to $72,500,000 aggregate principal amount of 8.5% convertible senior subordinated notes due January 15, 2012.
Maturity Date	October 15, 2010, unless earlier converted or redeemed by us at our option or converted or repurchased by us at your option.	January 15, 2012, unless earlier redeemed by us at our option, or converted or repurchased by us at your option.
Interest Rate	The Old Notes bear interest at 8.5% per year. Interest is payable semi-annually in arrears on April 15 and October 15 of each year.	The New Notes bear interest at 8.5% per year. Interest on each New Note will accrue from December 10, 2009. Interest will be payable semi-annually in arrears on January 15 and July 15 of each year.
Conversion Rights	Holders may convert Old Notes into our common stock at a conversion rate of approximately 129 shares of common stock per $1,000 principal amount of Old Notes (equivalent to a conversion price of $7.75 per share), subject to certain adjustments. Holders are entitled to convert any portion of an Old Note that is an integral multiple of $1,000.	Holders may convert New Notes into our common stock at a conversion rate of approximately 303 shares of common stock per $1,000 principal amount of Old Notes (equivalent to a conversion price of $3.30 per share), subject to certain adjustments. Holders are entitled to convert any portion of a New Note that is an integral multiple of $1,000 or integral multiple of $1.00 in excess thereof.
Subordination	Unsecured and subordinated to all of Mercer’s existing and future senior indebtedness and effectively subordinated to all existing and future indebtedness and other liabilities of Mercer’s subsidiaries. The Old Notes rank pari passu with the New Notes.	Unsecured and subordinated to all of Mercer’s existing and future senior indebtedness and effectively subordinated to all existing and future indebtedness and other liabilities of Mercer’s subsidiaries. The New Notes will rank pari passu with the Old Notes.
Provisional Redemption Period	The Old Notes are currently redeemable at our option in whole or in part and have been redeemable since October 15, 2008.	The New Notes will be redeemable at our option in whole or in part on or after July 15, 2011.
Securities Act Registration	The Old Notes are freely transferable by the holders thereof, unless such holders are our affiliates.	The New Notes will be freely transferable by the holders thereof, unless such holders are our affiliates.

DESCRIPTION OF MERCER CAPITAL STOCK

This section contains a description of our capital stock. This description includes not only our common stock, but also our preferred stock, certain terms of which affect the common stock. The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our Articles of Incorporation and amendments thereto which have been filed with the SEC. See “Available Information”.

We are authorized to issue 200 million shares of our common stock, $1.00 par value and 50 million shares of preferred stock, $1.00 par value, issuable in series. As of September 30, 2009, there were 36,443,487 shares of our common stock and no preferred shares of any series issued and outstanding.

Shares of Common Stock of Mercer

Each share of the common stock of Mercer entitles the holder to one vote at a meeting of its shareholders. Cumulative voting in the election of directors is not permitted. The shares of the common stock of Mercer are entitled to dividends when, as and if declared by its board of directors from time to time. Upon the liquidation, dissolution or winding up of Mercer, the holders of the shares of common stock of Mercer are entitled to participate pro rata in any distribution of its assets (in cash or in kind or partly each) after the payment of all liabilities, subject to the rights of holders of preferred shares.

Preferred Shares of Mercer

Mercer is authorized without further action by shareholders to issue preferred shares from time to time and to: (i) divide the preferred shares into one or more series; (ii) designate the number of shares of each series and the designation thereof; (iii) fix and determine the relative rights and preferences as between series including, but not limited to, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price and liquidation preferences (if and to the extent that any such rights are to be applicable to any such series); and (iv) amend the relative rights and preferences of any series that is wholly unissued.

Mercer has also authorized two million shares of Series A Junior Participating Preferred Shares, referred to as the “Series A Preferred Shares”, of which no shares of any series are issued and outstanding.

Series A Preferred Shares of Mercer

The Series A Preferred Shares are entitled to receive, subject to the rights of holders of preferred shares ranking prior to the Series A Preferred Shares, quarterly dividends, when, as and if declared by the directors of Mercer, in an amount equal to the greater of (i) $10 or (ii) 100 times the dividends declared on the shares of common stock of Mercer. Mercer is required to declare a dividend on the Series A Preferred Shares immediately after it declares a dividend on its shares of common stock and all dividends declared are cumulative but do not bear interest.

In the event that dividends declared on the Series A Preferred Shares are in arrears for six quarterly periods, all holders of the preferred shares of Mercer with dividends in arrears for six quarterly periods, irrespective of the series, voting as a class, have the right to elect two directors at a meeting of its shareholders. However, the term of any director so elected terminates upon the payment of outstanding dividends. When dividends on the Series A Preferred Shares are in arrears: (i) Mercer cannot declare or pay dividends on, or make any other distribution on, or redeem or purchase, any shares ranking junior to the Series A Preferred Shares; (ii) declare or pay dividends on, or make any other distributions on, any shares ranking on parity with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such parity shares on which dividends are payable or in arrears on a pro rata basis; (iii) redeem or purchase shares ranking on parity with the Series A Preferred Shares, except that Mercer may redeem or purchase such parity shares in exchange for shares ranking junior to the Series A Preferred Shares; or (iv) purchase any Series A Preferred Shares or shares ranking on parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication to all holders of such shares upon such terms as the directors of Mercer determine in good faith will result in a fair and equitable treatment among the respective shares.

Upon the liquidation, dissolution or winding up of Mercer, no distribution may be made to holders of shares ranking junior to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares have received $100 per share plus an amount equal to accrued and unpaid dividends thereon, whether or not declared. Following such payment, holders of Series A Preferred Shares are not entitled to any additional distributions and holders of Series A Preferred Shares and holders of the shares of common stock are entitled to receive a pro rata share of the remaining assets of Mercer to be distributed.

In the event that Mercer enters into any consolidation, merger, combination or other transaction in which shares of common stock of Mercer are exchanged for securities, cash and/or other property, the Series A Preferred Shares shall at the same time be similarly exchanged in an amount per share equal to 100 times the aggregate amount of the securities, cash and/or other property into which each share of common stock of Mercer is exchanged.

Series A Preferred Shares vote together as one class with the shares of common stock of Mercer. Each Series A Preferred Share entitles the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of Mercer.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations related to the exchange of Old Notes pursuant to the Exchange Offer (the “Exchange”), the ownership and disposition of shares of our common stock and New Notes (including a conversion of New Notes into shares of our common stock). It is not, however, a complete analysis of all of the potential tax considerations. This disclosure is limited to the U.S. federal tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure and that could affect the U.S. federal tax treatment of this Exchange Offer and the ownership and disposition of the New Notes and shares of our common stock.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), U.S. Treasury regulations (the “Treasury Regulations”) promulgated thereunder, judicial authorities and administrative rulings, all as in effect as of the date of this Offering Circular and all of which are subject to change, possibly with retroactive effect. There can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to such consequences.

This summary deals only with beneficial owners of Old Notes that exchange their Old Notes for New Notes pursuant to the Exchange Offer, and that hold Old Notes, New Notes or our common stock received on conversion of New Notes (as the case may be) as “capital assets” within the meaning of Section 1221 of the Code. This summary does not deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or special status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as banks, financial institutions, tax-exempt organizations, S corporations, partnerships or other pass-through entities, insurance companies, broker-dealers, dealers or traders in securities or currencies, certain U.S. expatriates or former long-term residents of the United States, taxpayers subject to the alternative minimum tax, individual retirement accounts or other tax-deferred accounts, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, insurance companies, real estate investment trusts, regulated investment companies, persons that hold Old Notes, New Notes or our common stock as a position in a “straddle,” or as part of a synthetic security or “hedge,” “conversion transaction,” “constructive sale” or other integrated investment, or U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar or Non-U.S. Holders (as defined below), except as described below. Moreover, it does not discuss the effect of any other U.S. federal tax laws (such as estate and gift tax laws) or applicable state, local or foreign tax laws.

THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Characterization of Old Notes and New Notes as Debt

The U.S. federal income tax consequences of the Exchange and the tax consequences to the holders of the New Notes depend upon the treatment of the Old Notes and the New Notes as debt for U.S. federal income tax purposes, which in turn depends upon a number of factors. We intend to take the position that both the Old Notes and the New

Notes are debt for U.S. federal income tax purposes, and holders of the Old Notes participating in the Exchange Offer will agree to be bound by such treatment. The balance of this summary assumes that both the Old Notes and the New Notes will be treated as debt for U.S. federal income tax purposes. There can be no assurance, however, that the IRS will not successfully challenge this position.

U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, a “U.S. Holder” is a beneficial owner of Old Notes, New Notes or our common stock that is, for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States, (2) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if either (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of the trust’s substantial decisions or (b) it has a valid election in effect to be treated as a U.S. person. A “Non-U.S. Holder” means a beneficial owner of Old Notes, New Notes or our common stock received on conversion of New Notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If an entity that is classified as a partnership for U.S. federal income tax purposes is a beneficial owner of Old Notes, New Notes or our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and persons holding Old Notes, New Notes or our common stock through a partnership or other entity classified as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.

Exchange of Old Notes for New Notes Pursuant to the Exchange Offer

Whether gain or loss will be recognized for U.S. federal income tax purposes as a result of an exchange of Old Notes for New Notes pursuant to the Exchange Offer depends upon whether the Exchange qualifies as a recapitalization pursuant to Section 368(a)(1)(E) of the Code. In general, the Exchange will qualify as a recapitalization if the Old Notes and the New Notes constitute “securities” for purposes of Section 368(c)(1)(E) of the Code. The term “security” is not defined for this purpose in the Code or the Treasury Regulations and has not been defined by judicial decisions with precision. Rather, the determination of whether a debt instrument is a security involves an overall evaluation of the nature of the debt instrument, the debt holder’s exposure to the substantial risks of the enterprise issuing the debt instrument, the extent of the debt holder’s proprietary interest in the issuer compared with the similarity of the debt instrument to a right to receive a cash payment and certain other considerations. One of the most significant factors considered in determining whether a particular debt instrument is a security is its original term. In general, debt instruments with a term of less than five years are not likely to (but may in certain circumstances) be considered securities, debt instruments with a term of ten years or more are likely to be considered securities, while debt instruments with an initial term at issuance of five to ten years are often considered securities, but their status may be unclear. Convertibility of a debt instrument into stock of the issuer may make “security” treatment more likely because of the holder’s potential equity participation in the issuer. Although the issue is not free from doubt, we intend to take the position that the Old Notes are securities. The status of the New Notes as securities is not clear. Assuming that both the Old Notes and the New Notes are securities for purposes of Section 368(a)(1)(E) of the Code, the Exchange should qualify as a recapitalization within the meaning of Section 368(a)(1)(E). This determination, however, is not free from doubt and it is possible that the IRS could take a contrary view.

If the Exchange qualifies as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code, a U.S. Holder will not recognize any gain or loss for U.S. income tax purposes as a result of the Exchange. A U.S. Holder’s aggregate tax basis in the New Notes received in the Exchange will be equal to the U.S. Holder’s tax basis in the Old Notes surrendered in the Exchange. A U.S. Holder’s holding period for the New Notes in the Exchange will include the U.S. Holder’s holding period for the Old Notes exchanged therefor.

If, on the other hand, either the Old Notes or the New Notes do not qualify as “securities” for purposes of Section 368(a)(1)(E) of the Code, then the Exchange would fail to qualify for treatment as a recapitalization under Section 368(a)(1)(E) of the Code. In this case, a U.S. Holder generally would recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the aggregate issue price of the New Notes received by the U.S. Holder in the Exchange and the U.S. Holder’s adjusted tax basis in the Old Notes relinquished in the Exchange. We intend to take the position that the New Notes are not publicly traded and that the issue price of the New Notes is equal to their stated redemption price at maturity. Any capital gain or loss recognized as a result of the Exchange will be long-term capital gain or loss if the U.S. Holder’s holding period with respect to the Old Notes exceeds one year. Long-term capital gains of non-corporate taxpayers (including individuals) are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitation. The U.S. Holder would have an adjusted basis in the New Notes equal to their stated redemption price at maturity, and the holding period for the New Notes would begin on the date of the Exchange.

Regardless of whether the Exchange qualifies as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code, cash payments received by a U.S. Holder in respect of accrued and unpaid interest on the Old Notes will be taxed to the U.S. Holder as ordinary interest income to the extent not previously includible in income.

Taxation of New Notes Received in the Exchange Offer

The following is a summary of material U.S. federal income tax consequences with respect to the ownership and disposition of the New Notes by U.S. Holders.

Interest

We intend to take the position that the New Notes are not publicly traded. Accordingly, the issue price of the New Notes should equal their stated redemption price at maturity, the New Notes will not have original issue discount and interest paid on the New Notes generally will be taxable to a U.S. Holder as ordinary income at the time the interest is received or accrued in accordance with such U.S. Holder’s method of tax accounting.

Market Discount

A U.S. Holder that purchased an Old Note at a purchase price less than the issue price of the Old Note by more than a de minimis amount will be considered to have “market discount” with respect to the Old Note. Assuming that the Exchange is treated as a recapitalization under Section 368(a)(1)(E) of the Code, any accrued market discount not treated as ordinary income under the foregoing rule will carry over to the New Notes received in the Exchange.

Under the Code, as a general matter, any gain realized by a U.S. Holder on disposition or retirement of a note with market discount will be treated as ordinary income to the extent that there is accrued market discount on the note (the “Gain Recharacterization Rule”). Unless a U.S. Holder has elected to accrue market discount under a constant-interest method, accrued market discount is the total market discount multiplied by a fraction, the numerator of which is the number of days the holder has held the note and the denominator of which is the number of days from the date the holder acquired the old note until its maturity. If the Exchange does not qualify as a recapitalization under Section 368(a)(1)(E) of the Code, under the market discount rules, any gain recognized by a U.S. Holder pursuant to the Exchange will be treated as ordinary income under the Gain Recharacterization Rule to the extent that there is accrued market discount on the Old Note relinquished in the Exchange.

A U.S. Holder may be required to defer a portion of its interest deductions for the taxable year attributable to any indebtedness incurred or continued to acquire or carry a note purchased with market discount (the “Interest Deferral Rule”). Any such deferred interest expense would not exceed the market discount that accrues during such taxable year and is, in general, allowed as a deduction not later than the taxable year in which the U.S. Holder disposes of the note.

If the U.S. Holder elects to include market discount in income currently as it accrues on all market discount instruments acquired by the holder in that taxable year or thereafter, the Gain Recharacterization Rule and the Interest Deferral Rule described above will not apply. Such an election, once made, may not be revoked without the consent of the IRS.

Amortizable Bond Premium

A U.S. Holder whose adjusted tax basis in a New Note exceeds the Note’s stated redemption price at maturity generally may elect to amortize that excess (“amortizable bond premium”) from the date of the Exchange to the Note’s maturity date under a constant-yield method based on the Note’s payment period. Amortizable bond premium will not, however, include any premium attributable to the New Note’s conversion feature. The premium attributable to the conversion feature generally is the excess, if any, of the New Note’s fair market value on the date of acquisition over what the Note’s fair market value would be if there were no conversion feature. Amortizable bond premium is treated as an offset to interest income on the New Notes and not as a separate deduction. The election to amortize bond premium, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If such an election to amortize bond premium is not made, a U.S. Holder must include all amounts of taxable interest without reduction for such premium, and may receive a tax benefit from the premium only in computing such U.S. Holder’s gain or loss upon a disposition of the New Note.

Sale, Exchange, Redemption or Other Taxable Disposition of New Notes

Subject to the discussion of market discount above, a U.S. Holder generally will recognize capital gain or loss if the holder disposes of a New Note in a sale, exchange, redemption or other taxable disposition. The holder’s gain or loss will equal the difference between the amount realized by the holder and the holder’s adjusted tax basis in the New Note. The portion of the amount realized that is attributable to accrued interest will not be taken into account in computing the holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The capital gain or loss recognized by a holder on a disposition of the New Note will be long-term capital gain or loss if the holding period for the New Note exceeds one year. Long-term capital gains of non-corporate taxpayers (including individuals) are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitation.

Constructive Dividends Upon Adjustment of Conversion Price

The conversion price of the New Notes may be adjusted under certain circumstances. Section 305 of the Code treats certain actual or constructive distributions of stock with respect to stock or convertible securities as a distribution taxable as a dividend, to the extent of current or accumulated earnings and profits. Under applicable Treasury Regulations, an adjustment of the conversion price of a New Note may, under certain circumstances, be treated as a constructive distribution to the extent that it increases the proportional interest of a U.S. Holder of a New Note in shares of our common stock, whether or not the holder ever converts the New Note into such shares. These Treasury Regulations provide that certain adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula, which have the effect of preventing the dilution of the interest of the holders of the New Notes, generally will not be deemed to result in a constructive distribution of our common stock. However, certain of the conversion price adjustments provided in the New Notes (including, without limitation, adjustments in respect of cash distributions paid to the holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, U.S. Holders generally will be deemed to have received constructive distributions taxable as dividends to the extent of our current or accumulated earnings and profits even though they have not received any cash or property as a result of such adjustments. Generally, a U.S. Holder’s tax basis in a New Note will be increased by the amount of any constructive dividend. Similarly, a failure to adjust the conversion price of the New Notes to reflect a stock dividend or similar event could give rise to constructive dividend income to U.S. Holders of shares of our common stock in certain circumstances.

Conversion of New Notes into Shares of Common Stock

A U.S. Holder will not recognize gain or loss on the conversion of New Notes into shares of our common stock, except to the extent of the fair market value of any shares of our common stock received in payment of accrued but unpaid interest, which will be treated as ordinary interest income to the extent not previously included in income. With respect to any cash received in lieu of a fractional share of common stock, the U.S. Holder would be treated as if the fractional share had been issued and then redeemed for cash and would recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in lieu of the fractional share and (ii) the portion of the U.S. Holder’s adjusted tax basis in the New Notes that is allocated to the fractional share. Gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for the New Notes exceeds one year. The U.S. Holder will have an aggregate tax basis in the shares of our common stock received in the conversion equal to the aggregate tax basis of the New Notes converted (less any basis allocable to any fractional share deemed received in the conversion). The holding period for shares of our common stock received by the U.S. Holder upon conversion of New Notes will include the U.S. Holder’s holding period for the New Notes surrendered in the conversion.

Distributions on Shares of Common Stock

In general, any distribution in respect of our common stock received on conversion of New Notes will constitute a taxable dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. If holding period requirements are met, dividends paid to non-corporate holders (with respect to taxable years beginning no later than December 31, 2010) generally will qualify for the reduced tax rate on qualified dividend income (currently at a maximum tax rate of 15%). Dividends will be eligible for the dividends received deduction if the U.S. Holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. To the extent that a distribution on our common stock exceeds our current and accumulated earnings and profits, it will first be treated as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in the shares of our common stock and thereafter will be treated as capital gain and as long-term capital gain if the U.S. Holder’s holding period with respect to the common stock exceeds one year.

Disposition of Shares of Common Stock

Upon a sale or exchange of shares of our common stock received on conversion of New Notes, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in such shares of our common stock. Any such gain or loss will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder’s holding period with respect to such shares is more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding

A U.S. Holder will be subject to U.S. information reporting with respect to interest paid on the New Notes, dividends paid on shares of our common stock received on conversion of New Notes and cash proceeds from the sale, exchange, redemption, or retirement or other disposition of the New Notes or the sale or exchange of shares of our common stock, unless such U.S. Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact. A U.S. Holder that is subject to U.S. information reporting generally will also be subject to U.S. backup withholding unless such U.S. Holder provides certain information to us or our agent, including a correct taxpayer identification number and a certification that it is not subject to backup withholding. A U.S. Holder that does not comply with these requirements may be subject to certain penalties. Any amounts withheld from a payment to a U.S. Holder under the backup withholding provision generally are creditable against the U.S. Holder’s federal income tax liability.

Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder, as defined above in “U.S. Holders.” The term Non-U.S. Holder does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes; or

•	certain former citizens or residents of the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of the Exchange.

Exchange of Old Notes for New Notes Pursuant to the Exchange Offer

Conversion of the Old Notes

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the exchange of an Old Note pursuant to the Exchange Offer (as determined above under “U.S. Holders — Exchange of Old Notes for New Notes Pursuant to the Exchange Offer”), unless we are or have been a “U.S. real property holding corporation” at any time within the five-year period preceding such exchange or the Non-U.S. Holder’s holding period for the Old Notes, whichever period is shorter, and certain other conditions are met. We believe that we are not, and within the past five years have not been, a U.S. real property holding corporation.

If, however, the Exchange does not qualify as a recapitalization pursuant to Section 368(a)(1)(E) of the Code and gain on the Exchange is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if an income tax treaty with the United States so requires as a condition for taxation, the gain is attributable to a U.S. permanent establishment of the Non-U.S. Holder), such Non-U.S. Holder will be subject to U.S. federal income tax on a net income basis at applicable U.S. individual or corporate tax rates. In addition, corporate Non-U.S. Holders may be subject to an additional 30% branch profits tax (or the lower rate provided by an applicable income tax treaty) on the “dividend equivalent amount” of effectively connected earnings and profits. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty.

Interest

Any cash received pursuant to the Exchange that is attributable to the accrued and unpaid interest will be treated as a payment of interest to a Non-U.S. Holder for U.S. federal income tax purposes. Subject to the discussion of backup withholding below, a Non-U.S. Holder will not be subject to U.S. federal income tax on such interest if the interest is “portfolio interest,” as defined below in “Taxation of New Notes Received in the Exchange Offer and Common Stock Received on Conversion of New Notes — Interest,” and the interest income is not effectively connected with a U.S. trade or business (and, if an income tax treaty so requires as a condition for taxation, the income is attributable to a U.S. permanent establishment of the Non-U.S. Holder). If the interest is effectively connected with the conduct of a U.S. trade or business, a Non-U.S. Holder will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally, and if a foreign corporation, it may also be subject to a U.S. branch profits tax of 30% (or the lower rate provided by an applicable income tax treaty) on the “dividend equivalent amount” of effectively connected earnings and profits. Non-U.S. holders should consult applicable income tax treaties, which may provide different rules.

Taxation of New Notes Received in the Exchange Offer and Common Stock Received on Conversion of New Notes

The following discussion is a summary of the principal U.S. federal income tax consequences resulting from the ownership and disposition of the New Notes and our common stock received on conversion of New Notes by Non-U.S. Holders.

Interest

Generally, interest income of a Non-U.S. Holder that is not effectively connected with a U.S. trade or business will be subject to a withholding tax at a 30% rate (or lower rate specified by an applicable income tax treaty). Interest income earned on the New Notes by a Non-U.S. Holder, however, may qualify for an exemption, referred to as the “portfolio interest” exemption, and, if qualified for such exemption, would not be subject to U.S. federal withholding tax. Interest paid on the New Notes to a Non-U.S. Holder generally will qualify for the portfolio interest exemption if:

1. the interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder;

2. the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote;

3. the Non-U.S. Holder, under penalty of perjury, certifies to us, or our agent that it is not a U.S. person and provides its name, address and taxpayer identification number, if applicable, on IRS Form W-8BEN, or otherwise satisfies the applicable identification requirements;

4. the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership (for this purpose, the holder of New Notes would be deemed to own constructively the shares of our common stock into which it could be converted); and

5. the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

A Non-U.S. Holder that is not exempt from tax under the portfolio interest rules will be subject to U.S. federal income tax withholding at a rate of 30% on payments of interest, unless the Non-U.S. Holder delivers to us or our agent a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable U.S. income tax treaty or (2) IRS Form W-8ECI stating that interest paid on the New Notes is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business. If the interest is effectively connected with the conduct of a U.S. trade or business, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally, and if the holder is a foreign corporation, it may also be subject to a U.S. branch profits tax on the “dividend equivalent amount” of its effectively connected earnings and profits at a 30% rate (or a lower rate as may be specified by an applicable income tax treaty). Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

Conversion of New Notes into Shares of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of a New Note into shares of our common stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share of our common stock on conversion, that cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a New Note or shares of our common stock.

Distributions on Shares of Common Stock

Subject to the discussion below of backup withholding, dividends, if any, paid on shares of common stock received on conversion of New Notes to a Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax (subject to reduction for Non-U.S. Holders eligible for the benefits of certain income tax treaties). Generally, the entire amount of a distribution paid with respect to a share of our common stock will be subject to withholding even if some or all of the distribution does not constitute a dividend. We may elect to withhold only on the portion of the distribution that is a dividend, or we may withhold on the entire distribution. If we withhold on the entire distribution, a Non-U.S. Holder would generally be entitled to obtain a refund or credit for the amount withheld on the non-dividend portion, provided the appropriate procedures are followed.

Except to the extent otherwise provided under an applicable income tax treaty, a Non- U.S. Holder generally will be taxed in the same manner as a U.S. Holder on dividends paid that are effectively connected with the conduct of a trade or business in the U.S. by the Non-U.S. Holder (and, if required by an income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder). If the Non-U.S. Holder is a foreign corporation, it may also be subject to a U.S. branch profits tax on the “dividend equivalent amount” of its effectively connected earnings and profits at a 30% rate (or a lower rate as may be specified by an applicable income tax treaty).

In order to claim the benefit of a U.S. income tax treaty or to claim exemption from withholding because dividends paid to a Non-U.S. Holder are effectively connected with the conduct of a trade or business in the U.S. by the Non-U.S. Holder, such holder must provide us or our agent with a properly executed IRS Form W-8BEN for treaty benefits or Form W-8ECI for effectively connected income prior to the payment of dividends.

Constructive Dividends Upon Adjustment of Conversion Price

The conversion price of the New Notes may be adjusted under certain circumstances. This adjustment may give rise to a constructive distribution to Non-U.S. Holders of the New Notes. See “U.S. Holders — Taxation of New Notes received in the Exchange Offer — Constructive Dividends Upon Adjustment of Conversion Price” above. In that case, the constructive distribution would be subject to the rules above regarding withholding of U.S. federal income tax on dividends in respect of shares of our common stock. See “Non-U.S. Holders — Distributions on Shares of Common Stock” above. Because a constructive deemed distribution received by a Non-U.S. Holder would not give rise to cash from which any applicable withholding tax could be satisfied, we may set off any such withholding tax against any cash payment of interest. Any such setoff would not, however, reduce the amount of interest subject to U.S. withholding tax, if any.

Disposition of the New Notes and Shares of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, redemption or retirement of New Notes or our common stock received on conversion of New Notes, unless:

1. in the case of an individual Non-U.S. Holder, that holder is present in the U.S. for 183 days or more in the taxable year of the sale, exchange, redemption or retirement and certain other requirements are met;

2. the gain is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder; or

3. the Non-U.S. Holder holds (or has held, during the shorter of the five-year period prior to the sale and the Non-U.S. Holder’s ownership period) the New Notes or our common stock, and we are (or have been during such period) a “U.S. real property holding corporation” for U.S. federal income tax purposes. We believe that we are not, and within the past five years have not been, a U.S. real property holding corporation.

Any payment for interest not previously included in income is not treated as gain subject to these rules, but rather is subject to the rules regarding interest as described above. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

Information Reporting and Backup Withholding

Backup withholding generally will not apply to interest payments made to a Non-U.S. Holder in respect of the Old Notes or New Notes, or distributions or deemed distributions with respect to shares of our common stock received on conversion of New Notes, if such Non-U.S. Holder furnishes us or our paying agent with appropriate documentation of such holder’s non-U.S. status (generally on IRS Form IRS W-8BEN). Certain information reporting, however, will apply with respect to interest and dividend payments, even if such certification is provided.

The payment of proceeds to a Non-U.S. Holder from an exchange of an Old Note, a disposition of a New Note, or a disposition of shares of our common stock to or through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

INTERESTS OF DIRECTORS AND OFFICERS

To our knowledge, none of our directors, executive officers or controlling persons, or any of their affiliates, beneficially own any Old Notes or will be tendering any Old Notes pursuant to the Exchange Offer. Neither we nor any of our subsidiaries nor, to our knowledge, any of our directors or executive officers or controlling persons, nor any affiliates of the foregoing, have engaged in any transaction in the Old Notes during the 60 days prior to the date hereof.

INFORMATION AGENT

Georgeson Inc. has been appointed as the information agent for the Exchange Offer. We have agreed to pay the information agent reasonable and customary fees for its services and will reimburse the information agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance, or requests for additional copies of this Offering Circular or of the Letter of Transmittal should be directed to the information agent toll-free at (800) 267-4403. All questions regarding the procedures for tendering in the Exchange Offer and requests for assistance in tendering your Old Notes should also be directed to the information agent toll-free at (800) 267-4403.

EXCHANGE AGENT

Wells Fargo Bank, National Association has been appointed as the exchange agent for the Exchange Offer. We have agreed to pay the exchange agent reasonable and customary fees for its services. Completed letters of transmittal should be directed to the exchange agent at the address set forth below:

By Mail, Courier or Hand:
Wells Fargo Bank, National Association
608 2nd Avenue S.
MAC#: N9303-121
Minneapolis, MN 55402
Attention: Bondholder Communications

We will bear the fees and expenses relating to the Exchange Offer. We are making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, additional solicitations may be made by facsimile, telephone, email or in person by our officers and regular employees and those of our affiliates. We will also pay the information agent and the exchange agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. We will indemnify the information agent and the exchange agent against certain liabilities and expenses in connection with the Exchange Offer, including liabilities under the federal securities laws.

MISCELLANEOUS

We are not aware of any jurisdiction in the United States in which the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any such jurisdiction in the United States in which the making of the Exchange Offer would not be in compliance with applicable law, we will make a reasonable good faith effort to comply with any such law. If, after such reasonable good faith effort, we cannot comply with any such law, the Exchange Offer will not be made to (nor will surrenders of Old Notes for exchange in connection with the Exchange Offer be accepted from or on behalf of) the owners of Old Notes residing in such jurisdiction.

No person has been authorized to give any information or make any representations other than those contained or incorporated by reference herein or in the accompanying Letter of Transmittal and other materials, and, if given or made, such information or representations must not be relied upon as having been authorized by us, the information agent, the exchange agent or any other person. The statements made in this Offering Circular are made as of the date on the cover page of this Offering Circular, and the statements incorporated by reference are made as of the date of the document incorporated by reference. The delivery of this Offering Circular and the accompanying materials shall not, under any circumstances, create any implication that the information contained herein or incorporated by reference is correct as of a later date.

Recipients of this Offering Circular and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Exchange Offer.

MERCER INTERNATIONAL INC.

Completed letters of transmittal and any other documents required in connection with surrenders of the Old Notes for exchange should be directed to the exchange agent as set forth below:

The exchange agent for the Exchange Offer is:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By Mail, Courier or Hand:
Wells Fargo Bank, National Association
608 2nd Avenue S.
MAC#: N9303-121
Minneapolis, MN 55402
Attention: Bondholder Communications

Any requests for assistance in connection with the Exchange Offer or for additional copies of this Offering Circular or related materials may be directed to the information agent at the address or telephone numbers set forth below. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

The information agent for the Exchange Offer is:

199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers, Please Call (212) 440-9800
(800) 267-4403